Exhibit 99.1

SELECTED CONSOLIDATED FINANCIAL DATA

Upon the formation of Molycorp, LLC on September 9, 2009, all members of Molycorp Minerals, LLC contributed their member interests to Molycorp, LLC in exchange for member interests in Molycorp, LLC. That exchange was treated as a reorganization of entities under common control and Molycorp Minerals, LLC is the predecessor to Molycorp, LLC. Accordingly, all financial information of Molycorp, LLC for periods prior to its formation is the historical financial information of Molycorp Minerals, LLC. Molycorp Minerals, LLC acquired the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc., a subsidiary of Chevron Corporation, on September 30, 2008.

The selected consolidated financial data as of and for the years ended December 31, 2010 and 2009, and for the period from June 12, 2008 (Inception) through December 31, 2010 has been derived from Molycorp, Inc’s audited consolidated financial statements and the related notes included elsewhere in this Exhibit. The selected consolidated financial data for the period from June 12, 2008 (Inception) through December 31, 2008 has been derived from Molycorp, LLC’s audited consolidated financial statements and the related notes.

Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc., and, as a result, Molycorp, LLC became a wholly owned subsidiary of Molycorp, Inc. Accordingly, all financial information of Molycorp, Inc. for periods prior to the corporate reorganization is the historical financial information of Molycorp, LLC.

As a limited liability company, the taxable income and losses of Molycorp, LLC were reported on the income tax returns of its members. Molycorp, Inc. is subject to federal and state income taxes and will file consolidated income tax returns. If the corporate reorganization had been effective as of January 1, 2009, our net loss of $28.6 million for the year ended December 31, 2009 would have generated an unaudited pro forma deferred income tax benefit of $11.3 million for the year ended December 31, 2009 assuming a combined federal and state statutory income tax rate. However, as realization of such tax benefit would not have been assured, we would have also established a valuation allowance of $11.3 million to eliminate such pro forma tax benefit.

The financial data for all periods prior to April 15, 2010 gives retroactive effect to the corporate reorganization as if it had occurred on June 12, 2008.

The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this Exhibit.

				Total from
	Year Ended		June 12, 2008	June 12, 2008
	December 31,	December 31,	(Inception) through	(Inception) through
Statement of Operations Data	2010	2009	December 31, 2008	December 31, 2010
	(In thousands, except share and per share data)

Sales	$35,157	$7,093	$2,137	$44,387
Cost of goods sold(1)	(37,591)	(21,785)	(13,027)	(72,403)
Selling, general and administrative expense	(18,774)	(12,444)	(2,829)	(34,047)
Stock-based compensation	(28,739)	(241)	(150)	(29,130)
Depreciation and amortization expense	(319)	(191)	(19)	(529)
Accretion expense	(912)	(1,006)	(250)	(2,168)
Operating loss	(51,178)	(28,574)	(14,138)	(93,890)
Net loss	$(50,774)	$(28,587)	$(14,074)	$(93,435)
Weighted average shares outstanding (Common shares)(2)
Basic	62,332,054	39,526,568	38,829,225	48,306,760
Diluted	62,332,054	39,526,568	38,829,225	48,306,760
Loss per share of common stock(2):
Basic	$(0.81)	$(0.72)	$(0.36)	$(1.93)
Diluted	$(0.81)	$(0.72)	$(0.36)	$(1.93)

	December 31,	December 31,
Balance Sheet Data	2010	2009
	(In thousands)

Cash and cash equivalents	$316,430	$6,929
Total current assets	353,432	18,520
Total assets	479,560	97,666
Total non-current liabilities	12,335	13,528
Total liabilities	33,047	23,051
Members’ equity	—	74,615
Stockholders’ equity	446,513	—

				Total from
	Year Ended		June 12, 2008	June 12, 2008
	December 31,	December 31,	(Inception) through	(Inception) through
Other Financial Data	2010	2009	December 31, 2008	December 31, 2010
	(In thousands)

Capital expenditures(3)	$33,129	$7,285	$321	$40,735

(1)	Cost of goods sold includes write-downs of inventory to estimated net realizable value of $2.5 million, $9.0 million, $9.5 million and $21.0 million for the years ended December 31, 2010 and 2009, for the period from June 12, 2008 (Inception) through December 31, 2008 and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010, respectively. Cost of goods sold also includes a $1.0 million write-down of bastnasite stockpile inventory based on estimated stockpile REO quantities at December 31, 2010 and $3.1 million of asset impairments for the year ended December 31, 2010.

(2)	Weighted average shares outstanding gives retroactive effect to the corporate reorganization, the conversion of all of our Class A common stock and Class B common stock into shares of common stock and the consummation of our initial public offering, and the 38.23435373-for-one stock split completed by Molycorp, Inc. on July 9, 2010 as if such events had occurred on June 12, 2008.

(3)	Reflected in cash flows from investing activities in our consolidated statements of cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Exhibit. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs and involves risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements as a result of various factors, including those discussed below, under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in other parts of this Exhibit.

Overview

Presentation

Molycorp Minerals, LLC, a Delaware limited liability company formerly known as Rare Earth Acquisition, LLC, was formed on June 12, 2008 to purchase the Mountain Pass, California rare earth deposits and associated assets, or the Mountain Pass facility, from Chevron Mining Inc., a subsidiary of Chevron Corporation, on September 30, 2008. Molycorp, LLC, a Delaware limited liability company, which was the parent of Molycorp Minerals, was formed on September 9, 2009. Molycorp, Inc. was formed on March 4, 2010 as a new Delaware corporation that did not, prior to the date of the consummation of its initial public offering, conduct any material activities.

On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class A common stock. Additionally, all of the holders of profits interests in Molycorp Minerals, which were represented by incentive shares, contributed all of their incentive shares to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class B common stock. As a result, Molycorp, LLC and Molycorp Minerals became subsidiaries of Molycorp, Inc. On June 15, 2010, Molycorp, LLC was merged with and into Molycorp Minerals.

On July 9, 2010, Molycorp, Inc. completed a 38.23435373-for-one stock split, which has been retroactively reflected in the historical financial data for all periods presented. On August 3, 2010, Molycorp, Inc. completed its initial public offering of common stock. In connection with its initial public offering, Molycorp, Inc. issued 29,128,700 shares of common stock at $14.00 per share. Total net proceeds of the offering were $378.6 million after underwriting discounts and commissions and offering expenses payable by Molycorp, Inc. Immediately prior to the consummation of Molycorp, Inc.’s initial public offering, all of the shares of Class A common stock and Class B common stock were converted into shares of common stock.

In the first quarter of 2011, Molycorp, Inc. completed a public offering of its 5.50% Series A mandatory convertible preferred stock, $0.001 par value per share. In connection with the offering of its Series A mandatory convertible preferred stock, Molycorp, Inc. issued 2,070,000 shares of Series A mandatory convertible preferred stock for $100.00 per share. Total net proceeds of the offering were $199.6 million after underwriting discounts and commissions and offering expenses payable by Molycorp, Inc. Each share of the Series A mandatory convertible preferred stock will automatically convert on March 1, 2014 into between 1.6667 and 2.0000 shares of Molycorp, Inc.’s common stock, subject to anti-dilution adjustments. At any time prior to March 1, 2014, holders may elect to convert each share of the Series A mandatory convertible preferred stock into shares of common stock at the minimum conversion rate of 1.6667 shares of common stock per share of Series A mandatory convertible preferred stock, subject to anti-dilution adjustments. The Series A mandatory convertible preferred stock is not redeemable.

On April 1, 2011, Molycorp Minerals, LLC completed the acquisition of a 90.023% controlling stake in Molycorp Silmet AS, one of only two rare earth processing facilities in Europe, in a transaction valued at approximately $89 million. Molycorp acquired 80% of the outstanding shares of Molycorp Silmet AS from Silmet Grupp in exchange for 1,593,419 shares of Molycorp common stock. Silmet Grupp will retain a 9.977% ownership interest in Molycorp Silmet AS. Molycorp acquired the other 10.023% from Treibacher

Industrie AG for $9.0 million in cash. The Molycorp Silmet AS acquisition provides Molycorp with a European base of operations and doubles Molycorp’s current rare earth production capacity from approximately 3,000 mt per year of REO equivalent to approximately 6,000 mt. Molycorp Silmet AS will begin sourcing rare earth feed stocks for production of its products primarily from the Mountain Pass facility. Molycorp Silmet AS’s main focus will be on the production of rare earth oxides and metals, including didymium metal, a critical component in the manufacture of NdFeB magnets. Molycorp Silmet AS’s manufacturing operation is located in Sillamäe, Estonia. Molycorp Silmet AS currently sells products to customers in Europe, North and South America, Asia, Russia, and other former Soviet Union countries.

On April 15, 2011, Molycorp completed the acquisition from Santoku of all the issued and outstanding shares of capital stock of MMA in an all-cash transaction for $17.5 million. The acquisition provides Molycorp with access to certain intellectual properties relative to the development, processing and manufacturing of neodymium and samarium magnet alloy products. As part of the stock purchase agreement, Santoku will provide consulting services to Molycorp for the purpose of maintaining and enhancing the quality of Molycorp’s products. On the same date, Molycorp entered into a non-exclusive marketing and distribution agreement with Santoku for the sale and distribution of neodymium and samarium magnet alloy products.

Our Business

We are the only REO producer in the Western hemisphere and own one of the world’s largest, most fully developed rare earth projects outside of China. Following the execution of our “mine-to-magnets” strategy and completion of our modernization and expansion efforts, we expect to be one of the world’s most integrated producers of rare earth products, including oxides, metals, alloys and magnets. Our rare earths are critical inputs in many existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. Global demand for REEs is projected to steadily increase both due to continuing growth in existing applications and increased innovation and development of new end uses.

Our goals are to:

•	develop innovative rare earth technologies and products vital to green energy, high-tech, defense and industrial applications;

•	be commercially sustainable, globally competitive, profitable and environmentally superior;

•	act as a responsible steward of our rare earth resources; and

•	use our technology to improve the daily lives of people throughout the world.

We have made significant investments, and expect to continue to invest, in developing technologically advanced and proprietary applications for individual REEs. Under our “mine-to-magnets” strategy, we plan to integrate the rare earths supply chain: mining; oxide processing; production of metals and alloys; and production of rare earth-based magnets. We are in the process of modernizing and expanding our production capabilities at our Mountain Pass facility, and our recent acquisitions of Molycorp Silmet AS and MMA provide us with additional capacity for the production of REOs as well as the ability to produce rare earth metals and alloys.

Our vision is to be the rare earth products and technology company recognized for its “ETHICS” — Excellence, Trust, Honesty, Integrity, Creativity and Safety. Since July 2005, the Mountain Pass facility has not had a lost-time accident and has received the coveted “Sentinels of Safety” award from the MSHA for three of the last six years.

Our Mine Process and Development Plans

We recommenced mining operations in December 2010 and are preparing to recommence milling operations, which we expect to occur in the first quarter of 2012. Recommencement of mining and milling operations is coincident with our initial modernization and expansion plan, which will give us the capacity to efficiently produce at a rate of approximately 19,050 mt of REO per year by the end of 2012. Additionally, upon the completion of our capacity expansion plan, we expect to have the ability to produce up to approximately 40,000 mt of REO per year by the end of 2013. Prior to the expected completion of our initial modernization and expansion efforts, we expect to produce approximately 3,000 mt per year in the aggregate of cerium products, lanthanum concentrate, didymium oxide and heavy rare earth concentrates from stockpiled feedstock.

We currently produce rare earth metals outside of the United States through a third-party tolling arrangement. Additionally, the acquisition of Molycorp Silmet AS provides us with a European base of operations and doubles our current rare earth production capacity from approximately 3,000 mt per year of REO equivalent to approximately 6,000 mt. Through our acquisitions of Molycorp Silmet AS and MMA in April 2011, we added facilities and equipment for metal conversion and alloy production within the Molycorp organization. We intend to transport cerium, lanthanum, neodymium, praseodymium, dysprosium, terbium and samarium oxide products from our Mountain Pass facility to our Molycorp Silmet AS and MMA facilities where we will produce rare earth metals and alloys.

In December 2010, we entered into a non-binding letter of intent with Hitachi to form joint ventures for the production of rare earth alloys and magnets in the United States and to acquire a license for certain technology related to the production of rare earth metals, alloys and magnets. We have completed a joint feasibility study with Hitachi and we are currently negotiating the joint venture agreements.

Our proposed joint ventures with Hitachi would provide us with additional access to the technology, people and facilities to convert our rare earth materials into rare earth alloys and high-performance permanent rare earth magnets required for production of hybrid and electric vehicles, wind power turbines, high-tech applications and numerous advanced defense systems on which the U.S. economy and national security depend. The consummation of such joint ventures, in conjunction with our current modernization plans and our recent acquisitions of Molycorp Silmet AS and MMA, is expected to provide us with the capability to mine, process, separate and alloy individual REEs and manufacture them into neodymium iron boron, or NdFeB, magnets. This downstream integration would make us the only fully integrated producer of NdFeB magnets outside of China, helping to secure a rare earth supply chain for the Rest of World.

We anticipate the cost to restart mining operations, construct and refurbish processing facilities and other infrastructure at the Mountain Pass facility and expand into metal and alloy production in connection with our initial modernization and expansion plan to be approximately $531 million through 2012. Additionally, we estimate, based on consultation with our project manager, that we will incur approximately $250 million of capital costs through 2013 in connection with the second-phase capacity expansion plan. Our estimated capital expenditures of $781 million do not include corporate, selling, general and administrative expenses, which we estimate to be an additional $20 million to $25 million per year. We expect to finance our remaining capital expenditures under the initial modernization and expansion and the second phase expansion plans as well as our working capital requirements, with our available cash balances of $492.5 million as of March 31, 2011, net proceeds from our private placement of convertible senior notes, anticipated revenue from operations and additional traditional debt financing, project financing, and/or government programs, including the U.S. Department of Energy, or DOE, loan guarantee program. We submitted a Part I application on June 2010 for up to $280 million. On July 21, 2010, the DOE deemed our application eligible for submission of a Part II application, which was submitted on December 31, 2010. Due to program and resource constraints, our application under Section 1705 of the DOE loan guarantee program, or LGP, was put on hold on May 10, 2011. At that time, DOE advised us that our project may be eligible for funding under Section 1703 of the LGP. We are currently evaluating our options under the LGP and we expect to conclude on the best course of action in the near term. On December 10, 2010, we entered into a memorandum of understanding with Sumitomo pursuant to which Sumitomo agreed to, among other things, purchase $100 million of Molycorp,

Inc.’s common stock and arrange for $30 million of debt financing. Sumitomo is currently conducting a due diligence review and the consummation of these transactions with Sumitomo is subject to the satisfaction of numerous conditions and finalization of definitive agreements.

Our Products and Markets

Since our acquisition of the Mountain Pass facility, we have been producing and selling small quantities of certain rare earth products from our pilot processes using stockpiled feedstocks. The purpose of this effort has been to significantly improve our solvent extraction technology and to develop other key technologies that will be utilized in the new process. In the first quarter of 2010, we completed our initial pilot processing of stockpiled lanthanum rich feedstock to produce didymium oxide (a combination of neodymium and praseodymium) and a higher purity lanthanum concentrate than we previously produced. Lanthanum products processed from the stockpiled material, which we sell to customers in the fluid catalytic cracking industry, has been our largest source of revenue to date.

We commenced a second pilot processing campaign in the second quarter of 2010 in an effort to commercially demonstrate our new cracking technology and to further optimize our processing technologies and improve recovery rates compared to historical operations at the Mountain Pass facility. Due to the success of this effort, we are producing cerium and lanthanum products, as well as didymium oxide from bastnasite concentrate stockpiles. In July 2010, we began selling our didymium oxide primarily to customers in the magnet industry. During the third quarter of 2010, we began selling our cerium products to customers in the automobile emissions catalyst production industry and we completed our initial sale of XSORBX® to the water treatment industry. Additionally, in the fourth quarter of 2010, we commenced production of didymium metal from our oxide through a third-party processor and began selling this product primarily to customers in the magnet industry during the first quarter of 2011. Also, in the first quarter of 2011, in anticipation of our acquisition, AS Silmet commenced contract tolling for us of mixed rare earth carbonates into lanthanum oxide, cerium carbonate, neodymium and praseodymium, which we began selling in 2011. With these products, we have begun expanding and diversifying our product mix and our customer base. As a result of these events, our product mix has been diversified and we are realizing revenue growth from increasing sales volumes and higher REO pricing.

Key Industry Factors

Demand for Rare Earth Products

Global consumption of REEs is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. For example, the integration of rare earth permanent magnet drives into wind power turbines has substantially reduced the need for gearboxes, which increases overall efficiency and reliability. If Mountain Pass and other rare earth projects do not commence production when anticipated, there will continue to be a gap between current and forecasted demand and supply. We believe that this anticipated market dynamic will underpin continued strong pricing.

As a result of the global economic crisis, rare earth product prices declined by approximately 50% during 2008 and through the third quarter of 2009. According to Metal-Pages, from October 2009 through March 2011, prices for rare earths have risen by approximately 1,500% on average. Furthermore, over the same period, prices for some of the most common rare earths (cerium oxide, lanthanum oxide, neodymium oxide and praseodymium oxide) have risen by more than 2,000% on average.

	Prices (USD/Kg)
	October 1,	March 31,
Rare Earth Oxides	2009	2011	Change

Lanthanum	4.65	121	2,502%
Cerium	3.75	121	3,127%
Praseodymium	14	196	1,300%
Neodymium	14.25	201	1,311%
Samarium	4.5	106.5	2,267%
Europium	480	940	96%
Gadolinium	5.25	147	2,700%
Terbium	350	990	183%
Dysprosium	107.5	640	495%
Yttrium	10.25	143	1,295%

Supply of Rare Earth Products

China has dominated the global supply of REOs for the last ten years and, according to IMCOA, it is estimated that China accounted for approximately 97% of global REO production in 2008. Even with our planned production, global supply is expected by analysts to remain tight due to the combined effects of growing demand and actions taken by the Chinese government to restrict exports. The Chinese government heightened international supply concerns beginning in August 2009 when China’s Interior Ministry first signaled that it would further restrict exports of Chinese rare earth resources. Citing the importance of REE availability to internal industries and the desire to conserve resources, the Chinese government has announced export quotas, increased export tariffs and introduced a “mining quotas policy” that, in addition to imposing export quotas and export tariffs, also imposes production quotas and limits the issuance of new licenses for rare earth exploration. On July 8, 2010, China’s Ministry of Industry and Information Technology issued the export quota for the second half of 2010, which reduced exports by 72% compared with the second half of 2009 and 40% for the year ended December 31, 2010 as compared to the year ended December 31, 2009. On December 28, 2010, China’s Ministry of Industry and Information Technology further reduced the export quota for the first half of 2011, reducing exports by 35% compared with the first half of 2010 and 20% for the twelve months ended June 30, 2011 as compared to the twelve months ended June 30, 2010. Actual exports of rare earth ores and metals from China, however, continue to exceed export quotas mandated by the Chinese government. In response to this trend, China’s Ministry of Commerce announced on May 19, 2011 that it would further tighten its control over rare earth metals by expanding its export quota system and imposing higher taxes on rare earth ores. China’s internal consumption of rare earths is expected to continue to grow, leaving the Rest of World with less supply during a period of increasing global demand. China also dominates the manufacture of rare earth metals, producing substantially all of the world’s supply, and the manufacture of NdFeB magnets, producing approximately 80% of the world’s supply. Neither capability currently exists in the United States.

China has announced a national stockpile program, as has South Korea. Additionally, Japan has increased its national stockpile program. In December 2010, the U.S. Department of Energy released a study concluding that five rare earth metals, including dysprosium, neodymium, terbium, europium and yttrium, are critical to clean energy technologies in the short term due to their importance to the clean energy economy and risk of supply disruption. The report emphasizes that diversified global supply chains for these critical materials are essential, and calls for steps to be taken to facilitate extraction, processing and manufacturing in the United States. Additionally, the U.S. Department of Defense is conducting a study to determine its rare earth requirements and supply chain vulnerabilities and whether to build a strategic stockpile. These stockpile programs will likely accelerate the pace of the current and projected global REE supply deficit.

As a result of the internal industrial development, as well as economic, environmental and regulatory factors in China, there is uncertainty with respect to the availability of rare earth products from China. Although Chinese production of rare earth materials is increasing, export quotas imposed by the Chinese government are decreasing, thus reducing the amount of rare earth materials that China may export to the rest of the world. This reduction is occurring at a time when the demand for REEs is growing significantly.

Factors Affecting Our Results

Modernization and Expansion of Mountain Pass Facility

We anticipate a dramatic change in our business and results of operations upon the completion of our planned modernization and expansion of our Mountain Pass facility in connection with our initial modernization and expansion plan and the commencement of metal, alloy, and magnet production in 2012. For example, we expect to produce and sell a significantly expanded slate of products, including specialty cerium products for water treatment, neodymium and praseodymium metal, neodymium iron boron and samarium cobalt alloys for magnets, europium, gadolinium, and terbium oxides for phosphors, and dysprosium and terbium for magnets.

We acquired the Mountain Pass facility on September 30, 2008 from Chevron Mining Inc., which became the owner of the Mountain Pass facility in 2005 after Unocal Corporation merged with Chevron Corporation. Unocal Corporation had suspended most operations at the Mountain Pass facility by 2002 and, except for pilot processing activities, they remained suspended under Chevron Mining Inc.’s ownership. Additionally, significant reclamation work was completed at the Mountain Pass facility under Chevron Mining Inc.’s ownership.

We plan to utilize the assets we acquired from Chevron Mining Inc. as a foundation to build an integrated rare earth products and technology company, which requires considerable additional capital investment. We believe the application of improved technologies, along with the capital investment, will allow us to create a sustainable business by cost effectively producing high purity rare earth products. Between now and the start-up of the new processing facility, we anticipate further diversifying our product line through the production of samarium/europium/gadolinium concentrate from bastnasite concentrate stockpiles. Upon completion of the modernization and expansion of the Mountain Pass facility, we expect to produce lanthanum, cerium, praseodymium, neodymium, samarium, europium, gadolinium, terbium, dysprosium and yttrium in various chemical compounds and/or metal forms, including alloys. In addition to the modernization and expansion of the Mountain Pass facility and our acquisitions of Molycorp Silmet AS and MMA, we expect to significantly broaden our operations through the addition of a number of downstream activities and products, including rare earth metal production and NdFeB and samarium cobalt alloys. We intend to use some of the NdFeB alloy and dysprosium metal product in a magnet production facility, which we anticipate developing through a joint venture arrangement. Accordingly, upon full implementation of our “mine-to-magnets” strategy, we expect our new products to have significantly more applications and a broader market base than our current products.

Revenues

In the second quarter of 2010, we commenced a second pilot processing campaign to commercially demonstrate our new cracking technology and to further optimize our processing technologies and improve our recovery rates compared to historical operations at the Mountain Pass facility. Due to the success of this second pilot processing campaign, we are producing cerium and lanthanum products as well as didymium oxide from bastnasite concentrate stockpiles. In the fourth quarter of 2010, we commenced production of didymium metal from our oxide through a third-party processor. In the first quarter of 2011, AS Silmet commenced tolling for us of mixed rare earth carbonates into lanthanum oxide, cerium carbonate, neodymium and praseodymium. The addition of these new products has significantly increased the diversity of our product mix. The following is a summary of the percentage of revenue by significant product line for the three months ended March 31, 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Lanthanum products	44%	91%
Ceric Hydrate	30%	0%
Didymium products	18%	3%
Other cerium products	5%	1%

Our product mix is determined by a combination of global and regional supply and demand factors. Pricing of our product is usually set based on market prices for the month prior to shipment with a price floor, and in certain instances, with a price cap. Our revenue increased significantly for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, due to the combination of a general increase in the market prices of REOs, and higher sales volumes of ceric hydrate and didymium products, which have significantly higher values than the lanthanum products that comprised substantially all of our sales in 2010. Sales for the three months ended March 31, 2011 included 696 mt of REOs, including purchased REOs, at an average price of $37.73 per kilogram compared to sales of 423 mt of REO at an average price of $7.13 per kilogram for the three months ended March 31, 2010. The quantities we sell are determined by the production capabilities of the Mountain Pass facility and by demand for our product, which is also influenced by the level of purity and consistency we are able to achieve. Our revenue also includes sales of finished products acquired as part of our acquisition of the Mountain Pass facility.

Pursuant to a contract with one of our principal customers, we are supplying a significant amount of our REOs, through mid-2012 at market-based prices subject to a ceiling based on market prices at June 1, 2010 (currently in effect), and a floor. Under a second contract, we will supply the same customer with approximately 75% of our phase one lanthanum product production per year at market-based prices subject to a floor for a three-year period commencing upon the achievement of expected annual production rates under our initial modernization and expansion plan, which may be extended at the customer’s option for an additional three-year period. Upon execution of definitive agreements pursuant to our memorandum of understanding with Sumitomo, we also expect to provide Sumitomo with approximately 1,500 mt per year (and following completion of our initial modernization and expansion plan, approximately 1,750 mt per year) of cerium and lanthanum-based products and 250 mt per year of didymium oxide for a period ending five years after the completion of our initial modernization and expansion of the Mountain Pass facility, at market-based prices subject to a floor. Although prices for REOs have generally increased since October 2009, this increase followed a period of generally lower prices corresponding with the global financial crisis beginning in 2008. Many factors influence the market prices for REOs and, in the absence of established pricing in customer contracts, our sales revenue will fluctuate based upon changes in the prevailing prices for REOs. We use various industry sources, including certain publications, in evaluating prevailing market prices and establishing prices for our products because there are no published indices for rare earth products, including alloys or magnets.

We expect our quarterly production for the rest of 2011 to range from approximately 40% to 50% higher than the first quarter due to increased processing capacity from the recent acquisitions of Molycorp Silmet AS and MMA and increased production from our Mountain Pass facility. Substantially all of our lanthanum production in 2011 (which accounts for approximately 60% of our production and is expected to be approximately 1,250 mt for the remainder of 2011), will be sold pursuant to the contract with one of our principal customers described above under which our pricing is subject to a price ceiling, which was set based upon market prices at the time the contract was entered (and which is well below current prices); production of our remaining materials will generally be sold based on prevailing market prices. Accordingly, our ability to realize prevailing market prices in the near term is limited due to that sales contract with one of our principal customers for our lanthanum product, which reverts to prevailing market pricing upon the completion of the initial modernization and expansion plan at Mountain Pass.

Cost of Goods Sold

Our cost of goods sold reflects the cost allocated to our inventory acquired as part of our acquisition of the Mountain Pass facility and, with respect to our recent sales of lanthanum and cerium products and didymium oxide, the subsequent processing costs incurred to produce the product. Because many of our costs are fixed costs as opposed to variable costs, as our production increases or decreases, our average cost per metric ton decreases or increases, respectively. Primary production costs include direct labor and benefits, maintenance, natural gas, electricity, operating supplies, chemicals, depreciation and amortization and other plant overhead expenses.

Currently, our most significant variable costs are chemicals and electricity. In the future, we intend to produce more of our chemicals at a plant on-site, which will reduce our variable chemical costs. We also intend to build a co-generation facility to provide power. Following such steps, natural gas will substantially replace third-party electricity costs and become one of our most significant variable costs.

We expect our labor and benefit costs to increase through 2013 due to the addition of personnel and consultants required to increase production to a rate of approximately 19,050 mt of REO per year by the end of 2012 in connection with our initial modernization and expansion plan and up to approximately 40,000 mt of REO per year by the end of 2013 in connection with our capacity expansion plan. In addition to volume fluctuations, our variable costs, such as electricity, operating supplies and chemicals, are influenced by general economic conditions that are beyond our control. Other events outside our control, such as power outages, have in the past interrupted our operations and increased our total production costs, and we may experience similar events in the future.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist primarily of: personnel and related costs; legal, accounting and other professional fees; occupancy costs; and information technology costs. We continue to experience increased selling, general and administrative expenses as we expand our business and operate as a publicly traded company. These expenses include increasing our staffing as we construct our new facilities and pursue other business development activities to execute our “mine-to-magnets” business plan. We have also experienced additional legal, compliance and corporate governance expenses, as well as additional accounting and audit expenses, stock exchange listing fees, transfer agent and other stockholder-related fees and increased premiums for certain insurance policies, among others. We have also incurred significant professional fees and other costs in connection with the business acquisitions that we completed in April 2011.

Income Taxes

Prior to our corporate reorganization, we operated entirely within limited liability companies, which were not directly liable for the payment of federal or state income taxes and our taxable income or loss was included in the state and federal tax returns of Molycorp, LLC’s members. Molycorp, Inc. is subject to U.S. federal and state income taxes. For the three months ended March 31, 2011, we incurred $0.2 million in income tax expenses and have placed a 100% reserve on our deferred tax assets.

Environmental

Our operations are subject to numerous and detailed international, national, federal, state and local environmental laws, regulations and permits, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, GHG emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment and groundwater quality and availability.

We retain, both within Molycorp and outside Molycorp, the services of reclamation and environmental, health and safety, or EHS, professionals to review our operations and assist with environmental compliance, including with respect to product management, solid and hazardous waste management and disposal, water and air quality, asbestos abatement, drinking water quality, reclamation requirements, radiation control and other EHS issues.

We have spent, and anticipate that we will continue to spend, financial and managerial resources to comply with environmental requirements. For example, we have acquired enough air emission offset credits for both our initial modernization and expansion plan and our second phase capacity expansion plan at our Mountain Pass facility. In addition, in the quarter ended March 31, 2011 and 2010, we incurred operating expenses of approximately $1.0 million and $1.3 million, respectively, associated with environmental compliance requirements at our Mountain Pass facility. The costs expected to be incurred as part of our on-going remediation at our Mountain Pass facility, which is expected to continue throughout the Mountain

Pass facility’s operating, closure and post-closure periods, are included as part of our asset retirement obligations. See “— Critical Accounting Policies and Estimates — Reclamation.” We anticipate the need to dispose of a portion of the wastewater in one of our evaporation ponds in order to repair recently detected lining tears. We estimate the wastewater transportation and disposal costs associated with this repair to be approximately $0.8 million in 2011. In addition, while our chlor-alkali plant is being constructed, we intend to remove and dispose of any wastewater generated in excess of our evaporation capability at an off-site location as a result of which we may incur additional significant costs.

We cannot predict the impact of new or changed laws, regulations or permit requirements, including the matters discussed below, or changes in the way such laws, regulations or permit requirements are enforced, interpreted or administered. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. It is possible that greater than anticipated environmental expenditures will be required in 2011 or in the future, including in connection with our acquisitions of Molycorp Silmet AS and MMA. We expect continued government and public emphasis on environmental issues will result in increased future investment for environmental controls at our operations. Additionally, with increased attention paid to emissions of GHGs, including carbon dioxide, current and future regulations are expected to affect our operations. We will continue to monitor developments in these various programs and assess their potential impacts on our operations.

Violations of environmental laws, regulations and permits can result in substantial penalties, court orders to install pollution-control equipment, civil and criminal sanctions, permit revocations, facility shutdowns and other sanctions. In addition, environmental laws and regulations may impose joint and several liability, without regard to fault, for costs relating to environmental contamination at our facilities or from wastes disposed of at third-party waste facilities. The proposed expansion of our operations at the Mountain Pass facility is also conditioned upon securing the necessary environmental and other permits and approvals. In certain cases, as a condition to procuring such permits and approvals, we are required to comply with financial assurance requirements. The purpose of these requirements is to assure the government that sufficient company funds will be available for the ultimate closure, post-closure care and/or reclamation at our facilities. We typically obtain bonds as financial assurance for these obligations and, as of March 31, 2011, we had placed a total of $27.4 million of surety bonds with California state and regional agencies for our Mountain Pass facility. These bonds are collateralized by $18.2 million in cash, which we have placed in an escrow account. These bonds require annual payment and renewal. The EPA has announced its intention to establish a new financial assurance program for hardrock mining, extraction and processing facilities under the Federal Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, or the “Superfund” law, which may require us to establish additional bonds or other sureties. We cannot predict the effect of any such requirements on our operations at this time.

Impact of Inflation

The cost estimates associated with the modernization and expansion of the Mountain Pass facility described under the heading “— Liquidity and Capital Resources” have not been adjusted for inflation. In the event of significant inflation, the funds required to execute our business plan over the next few years could increase proportionately. This could delay or preclude our business expansion efforts, or require us to raise additional capital. In addition, historical inflation rates have been used to estimate the future liability associated with our future remediation and reclamation obligations as reflected in the asset retirement obligations in our consolidated financial statements included elsewhere in this Exhibit. If inflation rates significantly exceed the historical inflation rates, our future obligations could significantly increase.

Foreign Currency Fluctuations

Substantially all of our product sales are denominated in U.S. dollars, so we have minimal exposure to fluctuations in foreign currency exchange rates. Our results are indirectly influenced by currency fluctuations, as the relative cost of our exports for a foreign buyer will increase as the U.S. dollar strengthens and decrease as the U.S. dollar softens in comparison to the applicable foreign currency.

Results of Operations

Three Months Ended March 31, 2011 and 2010

	Three Months Ended March 31,
(In thousands)	2011	2010	Change

Sales	$26,261	$3,018	$23,243
Cost of goods sold	(16,677)	(5,950)	(10,727)
Selling, general and administrative expenses	(8,339)	(4,480)	(3,859)
Stock-based compensation	(2,899)	—	(2,899)
Depreciation and amortization expense	(83)	(95)	12
Accretion expense	(234)	(263)	29

Operating loss	(1,971)	(7,770)	5,799
Other income (expense)
Other (expense) income	(168)	21	(189)
Interest income	140	—	140

Loss before income taxes	(1,999)	(7,749)	5,750
Provision for income taxes	(199)	—	(199)

Net loss	$(2,198)	$(7,749)	$5,551

Revenues

For the three months ended March 31, 2011 and 2010, our sales were $26.3 million and $3.0 million, respectively. This significant increase in revenue is due to the combination of a general increase in the price of REO products, as well as our diversification into new products, such as ceric hydrate and higher sales volumes of cerium and didymium products, which have much higher sale prices per kilogram than the lanthanum products that comprised substantially all our sales in 2010. The following is a summary of the revenue percentages by significant product for the three months ended March 31, 2011 and 2010.

	Three Months Ended
	March 31,
	2011	2010

Lanthanum products	44%	91%
Ceric Hydrate	30%	0%
Didymium products	18%	3%
Other cerium products	5%	1%

Our product mix is determined by a combination of global and regional supply and demand factors. Pricing of our product is usually set based on market prices for the month prior to shipment with a price floor, and in certain instances, with a price cap. Lanthanum sales for the three months ended March 31, 2011 consisted primarily of lanthanum oxide, which has a relatively higher sales price per kilogram compared to sales for the three months ended March 31, 2010, which consisted primarily of lanthanum concentrate that has a relatively lower sales price per kilogram. Both ceric hydrate and didymium products, which have a relatively higher sales price per kilogram as compared to our other products, accounted for 30% and 18%, respectively, of our total revenue for the three months ended March 31, 2011 as compared to zero and 3% for the three months ended March 31, 2010, respectively. With the commencement of our second pilot processing campaign, the production of lanthanum concentrate has been replaced by lanthanum chlorohydrate, which is a more marketable product. In total, for the three months ended March 31, 2011, we sold 696 mt of REO products at an average sales price of $37.73 per kilogram compared to sales of 423 mt of REO products at an average sales price of $7.13 per kilogram for the three months ended March 31, 2010. We anticipate cerium products, including XSORBX®, lanthanum products and didymium products to make up a significant percentage of our total revenue until we complete the modernization and expansion of the Mountain Pass facility.

Cost of Goods Sold

Our cost of goods sold was $16.7 million and $6.0 million for the three months ended March 31, 2011 and 2010, respectively. The higher costs for the three months ended March 31, 2011, compared to the three months ended March 31, 2010, were due to higher sales and higher production costs. Lower of cost or market inventory write-downs were $0.6 million for the three months ended March 31, 2011 and 2010, respectively.

Total production costs charged to inventory were $7.9 million and $3.0 million for the three months ended March 31, 2011 and 2010, respectively. Inventory purchases were $6.0 million and $0.2 million for the three months ended March 31, 2011 and 2010, respectively. The primary products we purchased during those periods were lanthanum oxide, cerium oxide, didymium metal and praseodymium oxide.

The following is a summary of the production and purchased quantities in mt by significant product for the three months ended March 31, 2011 and the corresponding production and purchased quantities for the three months ended March 31, 2010 (in mt).

	Three Months Ended
	March 31,
	2011	2010

Lanthanum products	415	239
Ceric Hydrate	170	—
Didymium products	122	69
Other cerium products	23	—

Production costs charged to inventory were higher during the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, due to increased production levels. We expect to attain increased production levels throughout 2011.

Chemical costs allocated to production were $2.3 million and $0.4 million for the three months ended March 31, 2011 and 2010, respectively. Chemical costs in the first quarter of 2011 were higher compared to the same period in 2010 due to higher production levels, despite improved processing techniques that reduced chemical usage, and an increase in prices for chemicals.

Labor costs, including related employee benefits, allocated to production were $2.7 million and $1.9 million the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011 we had a total of 165 employees compared to 114 employees at March 31, 2010, which led to higher wage and employee related benefit expenses. During the first quarter of 2011, we also experienced increase in labor costs as compared to the first quarter of 2010, due to the annual wage increase required under our union contract in March 2011.

Maintenance costs, including maintenance labor and supplies, were $0.7 million and $0.5 million for the three months ended March 31, 2011 and 2010, respectively. Utility charges, which primarily include electricity, were $0.8 million and $0.4 million for the three months ended March 31, 2011 and 2010, respectively.

Other costs allocated to production, including depreciation, were $4.7 million and $2.4 million for three months ended March 31, 2011 and 2010, respectively. These costs were higher in the first quarter of 2011 due to the significant increase in depreciation expense from the placement of assets into service of over $7.0 million related to the second pilot processing campaign during the second quarter of 2010. These assets are being depreciated over a 32-month period as they will be decommissioned with the full restart of the mine at the end of 2012.

In March 2010, we also began blending our existing didymium oxide inventory, which, prior to blending, contained varying percentages of neodymium and praseodymium, to create a more consistent content which better meets customer specifications. As of March 31, 2011, approximately 500 mt were blended. Blended inventory is reclassified from work in process to finished goods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (excluding share-based compensation) were $8.3 million and $4.5 million for the quarters ended March 31, 2011 and 2010, respectively. Beginning in the first quarter of 2010, we experienced a significant increase in professional fees primarily due to increasing our staffing as we prepared to start construction of our new facilities in January 2011 and other business development activities to execute our “mine-to-magnets” business plan. We have also experienced increased spending for accounting, information technology consulting and engineering services.

In addition, we recognized $2.9 million and $0 in share-based compensation in the three months ended March 31, 2011 and 2010, respectively.

Net Losses

Since our inception and our acquisition of the Mountain Pass facility, we have incurred significant net losses. Our net losses for the three months ended March 31, 2011 and 2010 were $2.2 million and $7.7 million, respectively.

Capital Expenditures

Our capital expenditures, on an accrual basis, totaled $41.3 million and $3.4 million for the three months ended March 31, 2011 and 2010, respectively. Most of the capitalized costs incurred during the three months ended March 31, 2010 are related to our second pilot processing campaign, which commenced in April 2010, and most of the capitalized costs for the three months ended March 31, 2011 relate to our modernization and expansion project at the Mountain Pass facility.

Outlook for the Remainder of 2011

For the next three quarters of 2011, we anticipate China-based producers and suppliers will continue to limit the quantity of REOs available outside of China, supporting strong pricing for REOs. We believe this trend will create opportunities for us to increase sales volumes and improve pricing terms for our products. While we expect the recent earthquake/tsunami in Japan and its aftermath may have a short term negative impact on market demand in the second and third quarters, we expect full recovery of demand by the fourth quarter. While the REO products we are currently able to produce remain limited by the capability of our existing production facilities, we anticipate further expanding our products and markets throughout the remainder of the year, including market penetration of our XSORBX® technology into the water treatment industry. We also anticipate supplying Molycorp Silmet AS and MMA with rare earth concentrates and REOs from our Mountain Pass facility to utilize their production capabilities and maximize value from these acquisitions. We believe that our revenue for the next nine months will be sufficient to fund our operating activities for the remainder of the year, which includes corporate selling, general and administrative expense.

Capital Investments

We are incurring significant capital expenditures under our plan to modernize and expand our Mountain Pass facility, as well as consistent expenditures to replace assets necessary to sustain safe and reliable production. Most of the facilities and equipment acquired in connection with the acquisition of the Mountain Pass facility are at least 20 years old. We are executing an accelerated modernization plan that includes the refurbishment of the Mountain Pass mine and related processing facilities through 2012 in order to increase REO production. We expect to incur approximately $531 million in property, plant and equipment additions in connection with our initial modernization and expansion plan prior to December 31, 2012, and up to an additional $250 million in property, plant and equipment to build additional production capacity in connection with our capacity expansion plan, prior to December 31, 2013.

All of the amounts for future capital spending described above are initial estimates that are subject to change as the projects are further developed. Total capital spending in 2011 is expected to be approximately $295 million.

Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	Year Ended December 31,
(In thousands)	2010	2009	Change

Sales	$35,157	$7,093	$28,064
Cost of goods sold	(37,591)	(21,785)	(15,806)
Selling, general and administrative expenses	(18,744)	(12,444)	(6,330)
Share-based compensation	(28,739)	(241)	(28,498)
Depreciation and amortization expense	(319)	(191)	(128)
Accretion expense	(912)	(1,006)	94

Operating loss	(51,178)	(28,574)	(22,604)
Other income (expense):
Other income	155	181	(26)
Interest (expense) income	249	(194)	443

Net loss	$(50,774)	$(28,587)	$(22,187)

Revenues

For the years ended December 31, 2010 and 2009, our revenues were $35.2 million and $7.1 million, respectively. This significant increase in revenue is due to the combination of a general increase in the prices of REO products and our diversification into new products, such as cerium hydrate and didymium oxide, which have much higher sales prices per pound than the lanthanum products we produced and sold in 2009. The following is a summary of the revenue percentages by significant products for the years ended December 31, 2010 and 2009.

	Year Ended
	December 31,
	2010	2009

Lanthanum products	38%	91%
Ceric Hydrate	24%	0%
Didymium Oxide	23%	0%

Lanthanum sales in the year ended December 31, 2010 consisted primarily of lanthanum oxide, which has a relatively higher sales price per kilogram compared to sales in the year ended December 31, 2009, which consisted primarily of lanthanum concentrate that has a relatively lower sales price per kilogram. Both ceric hydrate and didymium oxide, which have a relatively higher sales price per kilogram as compared to our other products, accounted for 24% and 23%, respectively, of our total revenue for the year ended December 31, 2010 as compared to zero for the year ended December 31, 2009. With the commencement of our second pilot processing campaign, the production of lanthanum concentrate has been replaced by lanthanum chlorohydrate, which is a more marketable product. In total, for the year ended December 31, 2010, we sold 1,883 metric tons of REO products at an average sales price of $18.67 per kilogram compared to sales of approximately 1,302 metric tons of REO products at an average sales price of $5.45 per kilogram for the year ended December 31, 2009. We anticipate cerium products, including XSORBX®, lanthanum products and didymium oxide to make up a significant percentage of our total revenue until we complete the modernization and expansion of the Mountain Pass facility.

Cost of Goods Sold

Our cost of goods sold was $37.6 million and $21.8 million for the years ended December 31, 2010 and 2009, respectively. The higher costs for the year ended December 31, 2010, compared to the year ended December 31, 2009, were due to higher sales and higher production costs, including costs associated with the transition to our second pilot processing campaign. These increased costs were partially offset by a decrease in our lower of cost or market inventory write-downs from approximately $9.0 million for the year ended December 31, 2009 to $2.5 million for the year ended December 31, 2010. Lower of cost or market write-downs were higher for the year ended December 31, 2009 as compared to the year ended December 31, 2010, due to lower market prices for certain products in 2009. During the fourth quarter 2010, an additional write-down of inventory of $1.0 million was recognized due to Bastnasite density survey results. Our processing facility was shut down during March 2010 due to high water levels in our evaporation ponds. In April and May 2010, operations were limited during the start-up phase of our second pilot processing campaign, which decreased production volumes during the first and second quarters of 2010. As a result of the shut down, labor, maintenance and other costs, such as depreciation expense, normally charged to inventory were expensed as period costs and are reflected in our higher cost of goods sold for the year ended December 31, 2010 compared to the same period in 2009.

Total production costs charged to inventory were $16.9 million and $23.4 million for the year ended December 31, 2010 and 2009, respectively. Inventory purchases were $9.3 million and $0.2 million for year ended December 31, 2010 and 2009. The primary products we purchased during those periods were lanthanum oxide, cerium oxide, didymium oxide metal and praseodymium oxide.

The following is a summary of the production and purchased quantities in metric tons by significant product for the year ended December 31, 2010 and the corresponding production and purchased quantities for the year ended December 31, 2009 (in metric tons).

	Year Ended
	December 31,
	2010	2009

Lanthanum products	857	1,579
Ceric Hydrate	248	—
Didymium Oxide	224	524

Production costs charged to inventory were lower during the year ended December 31, 2010 as compared to the year ended December 31, 2009, due to the plant shut-down and start-up of the second pilot processing campaign, as discussed above. We expensed $11.0 million of production-related costs that would have otherwise been charged to inventory if we maintained normal production levels during this time period. We expect to attain increased production levels during 2011.

Chemical costs allocated to production were $4.2 million and $6.7 million for the year ended December 31, 2010 and 2009, respectively. Chemical costs in the year ended December 31, 2010 were lower compared to the same period in 2009 due to lower production levels primarily during the first and second quarters and improved processing techniques that reduced chemical usage.

Labor costs, including related employee benefits, allocated to production were approximately $9.0 million and $9.2 million for the year ended December 31, 2010 and 2009, respectively. During the year ended December 31, 2009, labor costs include a bonus, which was granted to all union employees who worked on our NFL pilot processing development project of $1.4 million. The bonus was paid in March 2010. In the third quarter of 2010, union workers and other employees at our Mountain Pass facility received additional bonuses totaling approximately $0.2 million. Higher labor costs during the year ended December 31, 2009 were primarily attributable to the above mentioned bonus granted to all union employees on the NFL pilot project.

Maintenance costs, including maintenance labor and supplies, were $2.2 million and $1.9 million for the year ended December 31, 2010 and 2009, respectively. Utility charges, which primarily include electricity, were $2.1 million and $2.0 million for the year ended December 31, 2010 and 2009, respectively.

Other costs allocated to production, including depreciation, were approximately $10.5 million and $5.2 million for the year ended December 31, 2010 and 2009, respectively. These costs were higher in 2010 due to the significant increase in depreciation expense from the placement of assets into service of over $7.0 million related to the second pilot processing campaign.

In March 2010, we also began blending our existing didymium oxide inventory, which, prior to blending, contained varying percentages of neodymium and praseodymium, to create a more consistent content which better meets customer specifications. As of December 31, 2010, approximately 500 metric tons were blended. Blended inventory is reclassified from work in process to finished goods. We began selling the blended didymium oxide inventory in August 2010. In addition, we began shipments of didymium oxide inventory to an off-site processing facility to be converted into metal. Sales of didymium metal, which is processed offsite, commenced in the fourth quarter of 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (excluding share-based compensation) were $18.8 million and $12.4 million for the year ended December 31, 2010 and 2009, respectively. Beginning in the first quarter of 2010, we experienced a significant increase in professional fees primarily due to increasing our staffing as we prepared to start construction of our new facilities in January 2011 and other business development activities to execute our “mine-to-magnets” business plan. We have also experienced increased spending for accounting, information technology consulting and engineering services.

Share-based Compensation

Our share-based compensation expense was $28.7 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively. Share-based compensation for the year ended December 31, 2010 is primarily associated with incentive shares granted November 1, 2009 which, on the grant date, were classified as a liability and valued at zero dollars using the intrinsic value method. In connection with the corporate reorganization and initial public offering on August 3, 2010, these shares were ultimately converted into 2,232,740 share of restricted common stock, 744,247 of which vested immediately with an additional 744,247 shares vesting on September 30, 2010 and the remaining shares vesting on the six-month anniversary of the initial public offering.

On November 4, 2010, the Compensation Committee of the Board of Directors approved a grant of 37,500 shares of restricted stock, with a three-year vesting period, to certain of our executive officers and a director.

Although we anticipate additional share-based awards in 2011, we expect share-based compensation to decrease through 2011 as the final vesting period for the incentive shares was completed on February 3, 2011.

Operating Losses

Since our inception and our acquisition of the Mountain Pass facility, we have incurred significant operating losses. Our operating losses for the years ended December 31, 2010 and 2009 were approximately $51.2 million and $28.6 million, respectively.

Capital Expenditures

Our capital expenditures, on an accrual basis, totaled $38.6 million and $7.1 million for the year ended December 31, 2010 and 2009, respectively. Most of the capitalized costs incurred during the year ended December 31, 2010 are related to our second pilot processing campaign, which commenced in April 2010, and the startup of our modernization and expansion project at the Mountain Pass facility. These costs were primarily associated with engineering and consulting fees.

Related Party Transactions

In May and July 2009, Molycorp entered into transactions with a stockholder under which it borrowed an aggregate $6.6 million, secured by certain product inventories. Borrowings under this agreement required interest at a variable rate of LIBOR plus one percent. On November 15, 2009, the stockholder converted outstanding advances plus accrued interest totaling $6.8 million into 2,303,033 shares of Molycorp common stock (giving effect to the Corporate Reorganization and the conversion of Class A common stock into common stock in connection with the IPO) in settlement of the obligation.

In June 2010, we borrowed approximately $5.0 million from Traxys North America (“Traxys”), the parent of one of our stockholders, TNA Moly Group, LLC. This borrowing was secured by certain product inventories and it carries an initial annual interest rate of 6%. The interest rate is based on a three-month LIBOR plus a margin, which is subject to change every three months. No adjustments have been made to the interest rate since the agreement was signed. Both parties have agreed that 50% of all didymium oxide sales will be subject to this agreement. As such, we have made principal and interest payments of $1.1 million and $0.2 million, respectively for the year ended December 31, 2010. As of December 31, 2010, the outstanding note payable to Traxys under this agreement was $3.1 million and $1.3 million in accounts payable related to the sales made, but not remitted to Traxys and affiliates as of December 31, 2010.

During 2010, we have jointly marketed and sold certain lanthanum oxide, cerium oxide and erbium oxide products with Traxys and its affiliates. Per the terms of the arrangement gross margin is split equally once all the costs associated with the sale are recovered by both parties. As a result of this arrangement, we recorded a related party receivable and a payable of $116,000 and $120,000 respectively. In addition, during 2010 we made purchases of lanthanum oxide and cerium oxide from Traxys and affiliates in the amount of $2.5 million. These products were subsequently sold to our customers. We have recorded a payable to Traxys and affiliates associated with these product purchases of $0.3 million as of December 31, 2010.

Year Ended December 31, 2009 Compared to Period from June 12, 2008 (Inception) to December 31, 2008

Due to the timing of our formation on June 12, 2008 and completion of the acquisition of the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc. on September 30, 2008, the results of our operations for the year ended December 31, 2009 are not directly comparable to our results of operations for the period from our inception on June 12, 2008 to December 31, 2008, which we refer to as the period ended December 31, 2008. We did not have any revenue or cost of goods sold until the fourth quarter of 2008. Accordingly, the following discussion focuses on significant trends in our revenues, cost of sales and other operating expenses.

			Total from
		June 12, 2008	June 12, 2008
		(Inception)	(Inception)
	Year Ended	through	through
(In thousands)	December 31, 2009	December 31, 2008	December 31, 2009

Sales	$7,093	$2,137	$9,230
Cost of goods sold	(21,785)	(13,027)	(34,812)
Selling, general and administrative expenses	(12,444)	(2,829)	(15,273)
Stock-based compensation	(241)	(150)	(391)
Depreciation and amortization expense	(191)	(19)	(210)
Accretion expense	(1,006)	(250)	(1,256)

Operating loss	(28,574)	(14,138)	(42,712)
Other income (expense):
Other income (expense)	181	54	235
Interest (expense) income	(194)	10	(184)

Net loss	$(28,587)	$(14,074)	$(42,661)

Revenues

For the year ended December 31, 2009 and for the period ended December 31, 2008, our revenues were approximately $7.1 million and $2.1 million, respectively. Sales of lanthanum accounted for 91% and 72% of our sales for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. There is a limited market for our lanthanum and two customers together comprised 82% and 72% of our total product revenue for the year ended December 31, 2009 and the period ended December 31, 2008, respectively.

We anticipate lanthanum and didymium oxide to make up a significant percentage of our total sales until we complete the modernization and expansion of the Mountain Pass facility, at which time we will no longer manufacture those products. We sell 100% of our lanthanum to customers in the United States.

Upon completion of the modernization and expansion of the Mountain Pass facility and the full implementation of our “mine-to-magnets” strategy, we expect to produce cerium, lanthanum, neodymium, praseodymium, samarium, dysprosium and terbium oxide and metal products, europium and gadolinium oxide products and NdFeB and samarium cobalt alloys. We intend to use some of the NdFeB alloy and dysprosium metal product in our magnet production plant. Our new products are expected to have significantly more applications than our current products, exposing us to a larger population of potential customers.

Cost of Goods Sold

Our cost of goods sold for the year ended December 31, 2009 and for the period ended December 31, 2008 totaled approximately $21.8 million and $13.0 million, respectively. Included in the cost of sales for the year ended December 31, 2009 and the period ended December 31, 2008 are write-downs of inventory to estimated net realizable value of $9.0 million and $9.5 million, respectively. Our principal production costs include chemicals, direct labor and employee benefits, maintenance labor and materials, contract labor, operating supplies, depreciation, utilities and plant overhead expenses.

Total production costs charged to inventory were $23.4 million and $5.5 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. We produced 1,542 mt of lanthanum and 544 mt of didymium oxide in 2009 and 363 mt of lanthanum and 45 mt of didymium oxide in the period ended December 31, 2008. Inventory purchases were $0.2 million and $0.7 million for the respective periods. We primarily purchase lanthanum oxide, cerium oxide and praseodymium oxide that undergo further processing either at our facility or at an off-site location.

Our chemical costs were $6.7 million and $1.9 million for the year ended December 31, 2009 and for the period ended December 31, 2008, respectively. Unit chemical costs do not vary significantly based on production volumes and are primarily driven by market prices. In 2008, the most significant chemical cost related to caustic soda, representing approximately 57% of total reagent costs. We launched a program in 2009 that has allowed us to lower the quantity and costs associated with the use of caustic soda in our production process.

Labor costs, including related employee benefits, allocated to production were $9.2 million and $2.0 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. Included in the labor costs is a bonus, which was granted to all union employees for working on our NFL pilot processing project, of $1.4 million and $0.3 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. The bonus was paid out in March 2010.

Maintenance costs, including maintenance labor and supplies, were $1.9 million and $0.5 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. Maintenance costs remained consistent throughout this time period.

Other costs allocated to production include depreciation charges of $3.7 million and $0.9 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. Depreciation allocated to products is primarily related to buildings, equipment and machinery used in the production process. We also accrued waste disposal charges of $1.5 million as of December 31, 2009 for disposal of by-products of production that are potentially hazardous.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2009 and for the period ended December 31, 2008 totaled $12.4 million and $2.8 million, respectively. Legal and accounting fees were $1.8 million and $0.5 million, respectively. Other consulting expenses, primarily related to engineering and technical consultants were $1.6 million and $0.5 million. These costs related primarily to engineering and resource studies as well as process development projects. Costs associated with research and development projects were $1.5 million and

$0.4 million and primarily are attributed to labor costs and materials and supplies. Management salaries and related benefits not capitalizable in inventory were $2.5 million and $0.9 million for the respective periods.

Operating Losses

Since our inception and our acquisition of the Mountain Pass facility, we have incurred significant operating losses. Our operating losses for the year ended December 31, 2009 and for the period ended December 31, 2008 were $28.6 million and $14.1 million, respectively. We have funded these operating losses entirely with proceeds from equity contributions from our initial investors.

Capital Investments

We expect to make significant capital expenditures under our plan to modernize and expand our Mountain Pass facility, as well as consistent expenditures to replace assets necessary to sustain safe and reliable production. Most of the facilities and equipment acquired in connection with the acquisition of the Mountain Pass facility are at least 20 years old. We have developed an accelerated modernization plan that includes the refurbishment of the Mountain Pass mine and related processing facilities beginning in 2010 through 2012 in order to increase REO production. We expect to incur approximately $531 million in property, plant and equipment additions in connection with our initial modernization and expansion plan prior to December 31, 2012, and up to an additional $250 million in property, plant and equipment additions to build additional production capacity in connection with our capacity expansion plan, prior to December 31, 2013.

All of the amounts for future capital spending described above are initial estimates that are subject to change as the projects are further developed. Total capital spending in 2010 of the Mountain Pass mine and related processing facilities was $31.4 million, of which $1.3 million is considered a down payment of the contract. Additional capital spending in 2010 of $7.2 million related to other capital expenditures.

For the year ended December 31, 2010, we recognized a $3.1 million, net of depreciation, impairment expense associated with the mill and crusher, including the associated asset retirement cost, as a result of our decision to replace rather than refurbish these assets.

Liquidity and Capital Resources

Under our current business plan, we intend to spend approximately $531 million through the end of 2012 to restart mining operations, construct and refurbish processing facilities and other infrastructure at the Mountain Pass facility and expand into metal, alloy and magnet production in connection with our initial modernization and expansion plan. In addition, we expect to spend approximately $250 million in capital costs to expand production capacity through the end of 2013.

We expect to finance our remaining capital expenditures under the initial modernization and expansion and the second phase expansion plans as well as our working capital requirements, with our available cash balances of $492.5 million as of March 31, 2011, net proceeds from our private placement of convertible senior notes, anticipated revenue from operations and traditional debt financing, project financing, and/or government programs, including the DOE loan guarantee program. We submitted a Part I application on June 2010 for up to $280 million. On July 21, 2010, the DOE deemed our application eligible for submission of a part II application, which was submitted on December 31, 2010. Due to program and resource constraints, our application under Section 1705 of the DOE loan guarantee program, or LGP, was put on hold on May 10, 2011. At that time, DOE advised us that our project may be eligible for funding under Section 1703 of the LGP. We are currently evaluating our options under the LGP and we expect to conclude on the best course of action in the near term. On December 10, 2010, we entered into a memorandum of understanding with Sumitomo pursuant to which Sumitomo agreed to, among other things, purchase $100 million of Molycorp, Inc.’s common stock and arrange for $30 million of debt financing. Sumitomo is currently conducting a due diligence review and the consummation of these transactions with Sumitomo is subject to the satisfaction of numerous conditions and finalization of definitive agreements.

Our estimated capital expenditures of $781 million do not include corporate, selling, general and administrative expenses, which we estimate to be an additional $20 million to $25 million per year. We currently expect that the cash acquired as part of our purchase of the controlling stake in Molycorp Silmet AS on April 1, 2011 and of all the issued and outstanding shares of capital stock of MMA on April 15, 2011, will be retained within those companies to fund their respective working capital needs.

Contractual Obligations

As of December 31, 2010, we had the following contractual obligations:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
(In thousands)

Operating lease obligations(1)	$1,329	$266	$652	$411	$—
Purchase obligations(2)	121,353	65,069	13,761	10,306	32,217
Employee bonus obligations(3)	554	554	—	—	—
Asset retirement obligations(4)	21,011	353	6,932	584	13,142

Total	$144,247	$66,242	$21,345	$11,301	$45,359

(1)	Represents all operating lease payments for office space, land and office equipment.

(2)	Represents contractual commitments for the purchase of materials and services from vendors. Some of the agreements Molycorp, Inc. entered into with these vendors contain cancellation clauses stating the amount and timing of termination charges to Molycorp, Inc. In total, these charges range from a minimum of $3.1 million to a maximum of $17.4 million depending on the timing of cancellation.

(3)	Represents payments due to employees for awards under our annual incentive plan.

(4)	Under applicable environmental laws and regulations, we are subject to reclamation and remediation obligations resulting from our operations. The amounts presented above represent our estimated future undiscounted cash flows required to satisfy the obligations currently known to us.

During the three months ended March 31, 2011, we made payments for certain purchase obligations of $27 million, and entered into additional purchase obligations for materials and services from vendors, net of payments and accrued liabilities, of approximately $61 million. These obligations will be primarily paid by the first quarter of 2012.

Off-Balance Sheet Arrangements

As of the date of this Exhibit, our only off-balance sheet arrangements are the operating leases and purchase obligations included in “— Contractual Obligations” above. Prior to September 13, 2010, our only off-balance sheet arrangement in addition to the operating leases included in “— Contractual Obligations” above, was our agreement to compensate our initial investors for providing collateral relating to our bonding obligations to various government agencies. In February 2009, the members of Molycorp Minerals incurred certain costs in providing letters of credit and/or cash collateral to secure surety bonds issued for the benefit of certain regulatory agencies relating to our Mountain Pass facility closure and reclamation obligations. The total amount of collateral provided by them was $18.2 million. In accordance with our agreement, we paid each stockholder a 5% annual return on the amount of collateral provided resulting in an aggregate payment of approximately $0.8 million for interest accrued through September 13, 2010.

Critical Accounting Policies and Estimates

Revenue and Costs of Goods Sold

Revenue is recognized when persuasive evidence of an arrangement exists, the risks and rewards of ownership have been transferred to the customer, which is generally when title passes, the selling price is fixed or determinable and collection is reasonably assured. Title generally passes upon shipment of product from our Mountain Pass facility. Prices are generally set at the time of or prior to shipment. Transportation and distribution costs are incurred only on sales for which we are responsible for delivering the product.

Cost of goods sold includes the cost of production as well as inventory write-downs caused by market price declines. Primary production costs include labor, supplies, maintenance costs, depreciation and plant overhead.

Reclamation

Our asset retirement obligations, or AROs, arise from our San Bernardino County conditional use permit, approved mining plan and federal, state and local laws and regulations, which establish reclamation and closure standards for all aspects of our surface mining operation. Comprehensive environmental protection and reclamation standards require that we, upon closure of the Mountain Pass facility, restore the property in accordance with an approved reclamation plan issued in conjunction with our conditional use permit.

Our AROs are recorded initially at fair value, or the amount at which we estimate we could transfer our future reclamation obligations to informed and willing third parties. We use estimates of future third party costs to arrive at the AROs because the fair value of such costs generally reflects a profit component. It has been our practice, and we anticipate it will continue to be our practice, to perform a substantial portion of the reclamation work using internal resources. Hence, the estimated costs used in determining the carrying amount of our AROs may exceed the amounts that are eventually paid for reclamation costs if the reclamation work were performed using internal resources.

To determine our AROs, we calculate the present value of the estimated future reclamation cash flows based upon our permit requirements, which is based upon the approved mining plan, estimates of future reclamation costs and assumptions regarding the useful life of the asset to be remediated. These cash flow estimates are discounted on a credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected life of the asset.

The amount initially recorded as an ARO for the Mountain Pass facility may change as a result of changes to the mine permit, and changes in the estimated costs or timing of reclamation activities. We periodically update estimates of cash expenditures associated with our ARO obligations in accordance with U.S. GAAP, which generally requires a measurement of the present value of any increase in estimated reclamation costs using the current credit-adjusted, risk-free interest rate. Adjustments to the ARO for decreases in the estimated amount of reclamation costs are measured using the credit-adjusted, risk-free interest rate as of the date of the initial recognition of the ARO.

At December 31, 2010, our accrued ARO obligation was $12.5 million. Of this amount, approximately $5.4 million is associated with the demolition and removal of buildings and equipment, approximately $4.0 million is associated with groundwater remediation and $3.1 million is associated with the remediation of tailing ponds, removal of land improvements and revegetation.

Property, Plant and Equipment

Property, plant and equipment associated with the acquisition of the Mountain Pass facility is stated at estimated fair value as of the acquisition date. Expenditures for new property, plant and equipment and improvements that extend the useful life or functionality of the asset are capitalized. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred.

Reserves, Mineral Properties and Development Costs

Mineral properties represent the estimated fair value of the mineral resources associated with the Mountain Pass facility as of the acquisition date. We will amortize such mineral properties using the units of production basis over estimated proven and probable reserves.

Inventory

Inventories consist of work-in-process, finished goods, stockpiles of bastnasite and lanthanum concentrate and materials and supplies. Inventory cost is determined using the lower of weighted average cost or estimated net realizable value. Inventory expected to be sold in the next 12 months is classified as a current asset in the consolidated balance sheet. Cash flows related to the sale of inventory are classified as operating activities in the consolidated statements of cash flows.

Write-downs to estimated net realizable value are charged to cost of goods sold. Many factors influence the market prices for REOs and, in the absence of established prices contained in customer contracts, management uses Metal-Pages as an independent pricing source to evaluate market prices for REOs at the end of each quarter. Metal-Pages is a widely recognized pricing source within our industry, which collects and summarizes data from rare earth producers in China and Europe. We make appropriate modifications to the Metal-Pages prices, when applicable, to account for differences between the REO grade of our inventory and the REO grade assumed in the corresponding Metal-Pages price.

We evaluate the carrying value of finished goods and materials and supplies inventories each quarter giving consideration to slow-moving items, obsolescence, excessive levels and other factors and recognize related write-downs as necessary. Finished goods inventories that may not meet customer specifications or current market demand, and quantities that exceed a two year supply, generally require write-downs to estimated net realizable value.

We evaluate our stockpiled concentrates each quarter and recognize write-downs as necessary to adjust the carrying value to estimated net realizable value. Our analysis utilizes current market prices from Metal-Pages and estimated costs to complete the processing of our concentrates to REOs. Costs associated with the processing of concentrates through our planned modernized facilities are based on internal and external engineering estimates and primarily include labor and benefits, utilities, chemicals, operating supplies, maintenance, depreciation and amortization and plant overhead expenses. Our estimated costs per kilogram of REO to be produced in our modernized facilities are significantly lower than our current production costs per kilogram, resulting in a higher carrying value for our stockpiled concentrates. The use of new and proprietary technologies will allow us to improve our process recoveries and substantially reduce our water consumption. We will reduce our energy costs through the use of a natural gas powered co-generation power plant that will be installed as part of our modernization project. Additionally, we intend to produce our own hydrochloric acid and sodium hydroxide and recycle our acid and base, thereby reducing our cost of reagents. We estimate, based upon our current business plan and estimated future demand for the component rare earth elements to be recovered, that our inventory of stockpiled concentrates will be fully utilized in the production of our rare earth products by March 31, 2013.

Asset Impairments

We account for asset impairment in accordance with ASC 360, Property Plant and Equipment. Long-lived assets such as property, plant and equipment, mineral properties and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to exist if the total estimated future cash flow on an undiscounted basis is less than the carrying amount of the related assets. An impairment loss is measured and recorded based on the discounted estimated future cash flows. Changes in significant assumptions underlying future cash flow estimates or fair values of assets may have a material effect on our financial position and results of operations.

Factors we generally consider important in our evaluation and that could trigger an impairment review of the carrying value of long-lived assets include the following:

•	significant underperformance relative to expected operating results;

•	significant changes in the way assets are used;

•	underutilization of our tangible assets;

•	discontinuance of certain products by us or by our customers;

•	a decrease in estimated mineral reserves; and

•	significant negative industry or economic trends.

The recoverability of the carrying value of our mineral properties is dependent upon the successful development, start-up and commercial production of our mineral deposit and the related processing facilities. Our evaluation of mineral properties for potential impairment primarily includes assessing the existence or availability of required permits and evaluating changes in our mineral reserves, or the underlying estimates and assumptions, including estimated production costs. The determination of our proven and probable reserves is based on extensive drilling, sampling, mine modeling, and the economic feasibility of accessing the reserves. Assessing the economic feasibility requires certain estimates, including the prices of REOs to be produced and processing recovery rates, as well as operating and capital costs. The estimates are based on information available at the time the reserves are calculated.

Although we believe the carrying values of our long-lived assets were realizable as of the relevant balance sheet date, future events could cause us to conclude otherwise.

Recent Accounting Pronouncements

In December 2010, the FASB issued ASU 2010-29: Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. Molycorp is evaluating the potential impact of adopting this guidance on the Molycorp’s consolidated financial position, results of operations and cash flows.

INDEX TO FINANCIAL STATEMENTS

Page

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
MOLYCORP, LLC
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets — December 31, 2010 and 2009	F-3
Consolidated Statements of Operations — Years ended December 31, 2010, 2009, the period from June 12, 2008 (Inception) through December 31, 2008 and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010
F-4
Consolidated Statements of Shareholders’ Equity — Years ended December 31, 2010, 2009, and 2008	F-5
Consolidated Statements of Cash Flows — Years ended December 31, 2010, 2009, the period from June 12, 2008 (Inception) through December 31, 2008 and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010
F-6
Notes to Consolidated Financial Statements	F-7
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010 (Unaudited)	F-24
Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (Unaudited)	F-25
Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2011 (Unaudited)	F-26
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (Unaudited)	F-27
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-28

Report of Independent Registered Public Accounting Firm

To the Shareholders of Molycorp, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Molycorp, Inc. and its wholly-owned subsidiaries (a development stage company) at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, the period from June 12, 2008 (Inception) through December 31, 2008 and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Denver, Colorado
March 9, 2011, except for Note 13 for which the date is as of May 24, 2011

MOLYCORP, INC.
(A Company in the Development Stage)

Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
	(In thousands, except share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$316,430	$6,929
Trade accounts receivable	16,421	1,221
Inventory (Note 4e)	18,822	8,545
Prepaid expenses and other	1,759	1,825

Total current assets	353,432	18,520

Non-current assets:
Deposits	$26,200	$—
Property, plant and equipment, net (Note 4f)	93,966	66,352
Inventory (Note 4e)	5,212	12,090
Intangible asset, net	639	704
Investments	111	—

Total non-current assets	126,128	79,146

Total assets	$479,560	$97,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$13,009	$2,886
Accrued expenses (Note 4k)	4,225	5,944
Short-term borrowing — related party (Note 10)	3,085	—
Current portion of asset retirement obligation (Note 4l)	393	693

Total current liabilities	20,712	9,523

Non-current liabilities:
Asset retirement obligation (Note 4l)	$12,078	$13,509
Other non-current liabilities	257	19

Total non-current liabilities	12,335	13,528

Total liabilities	$33,047	$23,051

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at December 31, 2010; 82,291,200 and 0 shares outstanding at December 31, 2010 and 2009, respectively	82	—
Class A common stock, $0.001 par value; 0 and 60,000,000 shares authorized at December 31, 2010 and 2009, respectively; 0 and 44,998,185 shares outstanding at December 31, 2010 and 2009, respectively	—	45
Class B common stock, $0.001 par value; 0 and 4,000,000 shares authorized at December 31, 2010 and 2009, respectively; 0 and 0 shares outstanding at December 31, 2010 and 2009, respectively	—	—
Additional paid-in capital	539,866	117,231
Deficit accumulated during the development stage	(93,435)	(42,661)

Total stockholders’ equity	446,513	74,615

Total liabilities and stockholders’ equity	$479,560	$97,666

See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Consolidated Statements of Operations

				Total from
	Year Ended		June 12, 2008	June 12, 2008
	December 31,		(Inception) Through	(Inception) Through
	2010	2009	December 31, 2008	December 31, 2010
	(In thousands, except share and per share amounts)

Sales	$35,157	$7,093	$2,137	$44,387
Operating costs and expenses:
Cost of goods sold	(37,591)	(21,785)	(13,027)	(72,403)
Selling, general and administrative	(18,774)	(12,444)	(2,829)	(34,047)
Stock-based compensation	(28,739)	(241)	(150)	(29,130)
Depreciation and amortization	(319)	(191)	(19)	(529)
Accretion expense	(912)	(1,006)	(250)	(2,168)

Operating loss	(51,178)	(28,574)	(14,138)	(93,890)

Other income (expense):
Other income (expense)	155	181	54	390
Interest income (expense), net of amount capitalized	249	(194)	10	65

Net loss	$(50,774)	$(28,587)	$(14,074)	$(93,435)

Weighted average shares outstanding (Common shares)(1)
Basic	62,332,054	39,526,568	38,829,225	48,306,760

Diluted	62,332,054	39,526,568	38,829,225	48,306,760

Loss per share of common stock:
Basic	$(0.81)	$(0.72)	$(0.36)	$(1.93)

Diluted	$(0.81)	$(0.72)	$(0.36)	$(1.93)

(1)	Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common shares and Class B common shares to common stock in conjunction with the initial public offering.

See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Consolidated Statement of Stockholders’ Equity

						Deficit
						Accumulated
					Additional	During the	Total
	Class A Common Stock		Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
	(In thousands, except share amounts)

Balance at June 12, 2008 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of shares	38,762,268	39	—	—	91,961	—	92,000
Share based compensation	66,957	—	—	—	150	—	150
Net loss						(14,074)	(14,074)

Balance at December 31, 2008	38,829,225	$39	—	$—	$92,111	$(14,074)	$78,076

Issuance of shares	3,844,858	4	—	—	18,000	—	18,004
Conversion of short term borrowings from member plus related accrued interest in common shares	2,303,033	2	—	—	6,829	—	6,831
Exercise of employee options	21,069	—	—	—	50	—	50
Share based compensation	—	—	—	—	241	—	241
Net loss	—	—	—	—	—	(28,587)	(28,587)

Balance at December 31, 2009	44,998,185	$45	—	$—	$117,231	$(42,661)	$74,615

Issuance of shares	5,767,670	6	—	—	14,994	—	15,000
Exercise of employee options	126,405	—	—	—	300	—	300
Conversion of Class A common stock to common stock in conjunction with the initial public offering	(50,892,260)	(51)	50,892,260	51	—	—	—
Sale of shares of common stock at $14.00 per share in initial public offering, net of underwriting fees and other offering costs of $29.2 million	—	—	29,128,700	29	378,604	—	378,633
Stock-based compensation expense	—	—	2,270,240	2	28,737	—	28,739
Net loss	—	—	—	—	—	(50,774)	(50,774)

Balance at December 31, 2010	—	$—	82,291,200	$82	$539,866	$(93,435)	$446,513

See accompanying notes to the consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Consolidated Statements of Cash Flows

				Total from
	Year Ended		June 12, 2008	June 12, 2008
	December 31,		(Inception) through	(Inception) through
	2010	2009	December 31, 2008	December 31, 2010
	(In thousands)

Cash flows from operating activities:
Net loss	$(50,774)	$(28,587)	$(14,074)	$(93,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,015	3,896	936	10,847
Accretion of asset retirement obligation	912	1,006	250	2,168
Non-cash inventory write-downs	3,473	9,035	9,509	22,017
Non-cash share-based compensation expense	28,739	241	150	29,130
Impairment of fixed assets	3,114	—	—	3,114
(Gain)/loss on sale of assets and settlement of ARO	(59)	2	—	(57)
Changes in operating assets and liabilities:
Accounts receivable	(15,200)	125	(1,897)	(16,972)
Inventory	(6,872)	(13,557)	(3,440)	(23,869)
Prepaid expenses and other	251	360	(1,634)	(1,023)
Accounts payable	3,797	(254)	642	4,185
Asset retirement obligation	(632)	(387)	—	(1,019)
Accrued expenses	(1,481)	5,749	2,218	6,486

Net cash used in operating activities	(28,717)	(22,371)	(7,340)	(58,428)

Cash flows from investing activities:
Acquisition of the Mountain Pass facility	—	—	(82,150)	(82,150)
Proceeds from sale of investment in joint venture	—	9,700	—	9,700
Deposits	(26,200)	—	—	(26,200)
Capital expenditures	(33,129)	(7,285)	(321)	(40,735)
Investments	(111)	—	—	(111)
Proceeds from sale of assets	9	5	—	14

Net cash used in investing activities	(59,431)	2,420	(82,471)	(139,482)

Cash flows provided by financing activities:
Capital contributions from original stockholders	15,000	18,004	92,000	125,004
Repayments of short-term borrowings — related party (Note 10)	(1,107)	—	—	(1,107)
Net proceeds from sale of common stock in conjunction with the initial public offering	378,633	—	—	378,633
Payments of deferred financing costs	(185)	—	—	(185)
Proceeds from exercise of options	300	50	—	350
Proceeds from short-term borrowings — related party (Note 10)	5,008	6,637	—	11,645

Net cash provided by financing activities	397,649	24,691	92,000	514,340
Net change in cash and cash equivalents	309,501	4,740	2,189	316,430
Cash and cash equivalents at beginning of the period	6,929	2,189	—	—

Cash and cash equivalents at end of period	$316,430	$6,929	2,189	$316,430

Supplemental disclosure of non-cash activities:
Conversion of short-term borrowings from member plus accrued interest, into common shares	$—	$6,831	$—

Change in accrued capital expenditures	$5,510	$(150)	$438

See accompanying notes to the consolidated financial statements.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

(1)	Company Background

Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interest in entities that held member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for Molycorp, Inc. Class A common stock. Accordingly, Molycorp, LLC and Molycorp Minerals, LLC became subsidiaries of Molycorp, Inc. (the “Corporate Reorganization”). On June 15, 2010, Molycorp LLC was merged with and into Molycorp Minerals, LLC. On July 9, 2010, Molycorp, Inc. completed a 38.23435373-for-one stock split, which has been retroactively reflected in the historical financial data for all periods presented. On August 3, 2010, Molycorp, Inc. completed its initial public offering (“IPO”) of common stock. In connection with its IPO, Molycorp Inc. issued 29,128,700 shares of common stock at $14.00 per share (including 1,003,700 shares issued in connection with the underwriters’ option to purchase additional shares). Total net proceeds of the offering were approximately $378.6 million after underwriting discounts and commissions and offering expenses payable to Molycorp, Inc. Immediately prior to the consummation of the IPO, all of the shares of Class A common stock and Class B common stock were converted into shares of common stock. The conversion ratios for the Class A common stock and the Class B common stock have been retroactively reflected in the historical financial information for all periods presented. Molycorp, Inc., together with its subsidiaries is referred to herein as the “Company” or “Molycorp.”

Molycorp Minerals, previously known as Rare Earth Acquisition LLC (which was formed on June 12, 2008), acquired the Mountain Pass, California rare earth deposit and associated assets (the “Mountain Pass facility”) and assumed certain liabilities from Chevron Mining, Inc. (“Chevron”) on September 30, 2008.

The Mountain Pass facility is located in San Bernardino County, California and is the only significant developed rare earth resource in the western world. Rare earth elements (“REEs”) are a group of specialty elements with unique properties that make them critical to many existing and emerging applications including:

•	Clean-energy technologies such as hybrid and electric vehicles, wind turbines and compact florescent lighting;

•	High-technology applications including cell phones, personal digital assistant devices, digital music players, hard disk drives used in computers, computing devices, “ear bud” speakers and microphones, as well as fiber optics, lasers and optical temperature sensors;

•	Critical defense applications such as guidance and control systems, communications, global positioning systems, radar and sonar; and

•	Advanced water treatment applications including those for industrial, military, homeland security, domestic and foreign aid use.

The REE group includes 17 elements, namely the 15 lanthanide elements, which are lanthanum, cerium, praseodymium, promethium (which does not occur naturally), neodymium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, and lutetium, and two elements that have similar chemical properties to the lanthanide elements — yttrium and scandium. The oxides produced from processing REEs are collectively referred to as rare earth oxides (“REOs”). Bastnasite is a mineral that contains REEs.

Operations at the Mountain Pass facility began in 1952 under Molybdenum Corporation of America (“MCA”). MCA was purchased by Union Oil of California (“Unocal”) in 1977. In 2002, mining operations were suspended at the Mountain Pass facility primarily due to softening prices for REOs and a lack of additional tailings disposal capacity. Chevron Corporation purchased Unocal in 2005.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

Prior to the acquisition, operations at the Mountain Pass facility had been suspended with the exception of a pilot processing project to recover neodymium from lanthanum stockpiles produced prior to Chevron’s ownership of the Mountain Pass facility. The neodymium from lanthanum (“NFL”) pilot processing project was undertaken to improve the facility’s REE processing techniques. Since June 12, 2008 (Inception) through March 31, 2010, revenue was generated primarily from the sale of products associated with the NFL pilot processing project, which concluded in February 2010. In April 2010, the Company commenced the second pilot processing campaign to recover cerium, lanthanum, neodymium, praseodymium and samarium/europium/gadolinium concentrate from bastnasite concentrate stockpiles.

(2)	Basis of Presentation

The Company’s acquisition of the Mountain Pass facility has been accounted for as an acquisition of net assets and not a business combination. As described below, the Company’s current business plan includes investing substantial capital to restart mining operations, construct and refurbish processing facilities and other infrastructure, and to expand into metal and alloy production. Molycorp will continue as a development stage company until these activities have been completed which is currently expected to be by the end of 2012.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

We have revised our consolidated financial statements for an overstatement of Work in Process (WIP) inventory. See Note (13) Revision of Financial Statements for December 31, 2010.

(3)	Capital Requirements

Most of the facilities and equipment acquired with the Mountain Pass facility are at least 20 years old and must be modernized or replaced. Under its current business plan, the Company intends to spend approximately $531 million through 2012 to restart mining operations, construct and refurbish processing facilities and other infrastructure at the Mountain Pass facility and expand into metal and alloy production. Capital expenditures, on an accrual basis, under this plan totaled approximately $31.4 million in 2010. The Company expects to finance these expenditures, the second phase expansion plan (see Note 12) as well as its working capital requirements, with the $360.4 million of net proceeds from its IPO (after giving effect to the use of $18.2 million of net proceeds for surety bonds), approximately $173.1 million of net proceeds from its offering of mandatory convertible preferred stock (see Note 12), anticipated revenue from operations and traditional debt financing, project financing, and/or government programs, including the U.S. Department of Energy (“DOE”) loan guarantee program. The Company submitted a Part I application on June 2010. On July 21, 2010, the U.S. DOE deemed the Company’s application eligible for submission of a part II application. Our Part II application was submitted on December 31, 2010. On December 31, 2010, we entered into a memorandum of understanding with Sumitomo Corporation (“Sumitomo”), pursuant to which Sumitomo agreed to, among other things, purchase $100 million of the Company’s common stock and arrange for $30 million of debt financing. The consummation of these transactions with Sumitomo is subject to numerous conditions and finalization of a definitive agreement.

(4)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the financial statements, in accordance with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

Management bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates under different assumptions and conditions.

Significant estimates made by management in the accompanying financial statements include the collectability of accounts receivable, the recoverability of inventory, the useful lives and recoverability of long-lived assets such as property, plant and equipment, and the adequacy of the Company’s asset retirement obligations.

(b)	Revenue and Cost of Goods Sold

Revenue is recognized when persuasive evidence of an arrangement exists, the risks and rewards of ownership have been transferred to the customer, which is generally when title passes, the selling price is fixed or determinable, and collection is reasonably assured. Title generally passes upon shipment of product from the Mountain Pass facility. Prices are generally set at the time of, or prior to, shipment. Transportation and distribution costs are incurred only on sales for which the Company is responsible for delivering the product. We recognized revenue of $3.2 million for inventory which had not been shipped as of December 31, 2010 under a bill and hold agreement.

Cost of goods sold includes the cost of production as well as write-downs to the extent of inventory costs in excess of market values. Primary production costs include labor, supplies, maintenance costs, depreciation, and plant overhead.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At December 31, 2010, cash and cash equivalents consisted of $316.4 million (2009: $6.9 million) of funds held in money market accounts.

(d)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews its allowance for doubtful accounts on a quarterly basis. As of December 31, 2010 and 2009, an allowance for doubtful accounts was not required.

(e)	Inventories

Inventories consist of work-in-process, finished goods, stockpiles of bastnasite and lanthanum concentrate, and materials and supplies. Inventory cost is determined using the lower of weighted average cost or estimated net realizable value. Inventory expected to be sold in the next 12 months is classified as a current asset in the consolidated balance sheet.

Molycorp evaluates its production levels and costs to determine if any should be deemed abnormal, and therefore excluded from inventory costs. For the years ended December 31, 2010, 2009, the period from June 12, 2008 (Inception) through December 31, 2008 and the period from June 12, 2008 (Inception) through December 31, 2010, Molycorp determined that approximately $11.0 million, $2.5 million, $0.0 million and $13.5 million, respectively, of production costs would have been allocated to additional tons produced, assuming Molycorp had been operating at normal production rates. As a result, these costs were excluded from inventory and instead expensed during the applicable periods. The assessment of normal production levels is judgmental and is unique to each quarter. Molycorp models normal production levels and evaluates historical ranges of production in assessing what is deemed to be normal.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

Write-downs to estimated net realizable value are charged to cost of goods sold. Many factors influence the market prices for REOs and, in the absence of established prices contained in customer contracts, management uses an independent pricing source to evaluate market prices for REOs at the end of each quarter. For the years ended December 31, 2010 and 2009, the period from June 12, 2008 (Inception) through December 31, 2008 and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010, the Company recognized write-downs of $2.5 million $9.0 million, $9.5 million and $21.0 million, respectively, as a result of production costs in excess of certain REO market prices. In addition, Molycorp recognized a $1.0 million write-down of bastnasite stockpile inventory based on estimated stockpile REO quantities at December 31, 2010.

The Company evaluates the carrying value of materials and supply inventories each quarter giving consideration to slow-moving items, obsolescence, excessive levels, and other factors and recognizes related write-downs as necessary.

At December 31, 2010 and 2009, inventory consisted of the following (in thousands):

	December 31,	December 31,
	2010	2009

Current:
Concentrate stockpiles	$4,206	$20
Work in process	3,582	4,777
Finished goods	9,307	2,685
Materials and supplies	1,727	1,063

Total current	$18,822	$8,545

Long term:
Concentrate stockpiles	$5,108	$11,844
Work in process	—	—
Finished goods	104	246

Total long term	$5,212	$12,090

(f)	Property, Plant and Equipment, net

Property, plant and equipment associated with the acquisition of the Mountain Pass facility was recorded at estimated fair value as of the acquisition date. Expenditures for new property, plant and equipment and improvements that extend the useful life or functionality of the asset are capitalized. The Company incurred $31.4 million and $0.1 million in plant modernization costs for the years ended December 31, 2010 and 2009, respectively. In addition the Company incurred $7.2 million and $7.0 million in other capital expenditures for the years ended December 31, 2010 and 2009, respectively. Our anticipated project cost through 2012 to restart the mining operations, construct and refurbish processing facilities and to expand into the production of metals and alloys is $531 million, which includes a $20 million increase over our previous estimate. The increase is due to the increased scope of the project including the acceleration of the construction of the new crushing and milling facility and other design changes to allow a faster conversion to 40,000 tons per year than would otherwise be possible. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended December 31, 2010 and 2009, the period from June 12, 2008 (Inception) through December 2008, and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010 was $6.0 million, $3.9 million, $0.9 million and $10.8 million, respectively. Maintenance costs are expensed as incurred.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

Mineral properties at December 31, 2010 and 2009, represent the purchase price allocated to mineral resources associated with the Mountain Pass facility and mineral property development costs (see Note 4(g) below).

At December 31, 2010 and 2009, property, plant and equipment consisted of the following (in thousands):

	December 31,	December 31,
	2010	2009

Land	$800	$800
Land improvements (15 years)	15,415	17,954
Buildings and improvements (4 to 27 years)	6,892	8,458
Plant and equipment (2 to 12 years)	19,560	12,065
Vehicles (7 years)	1,049	1,023
Computer software (5 years)	1,563	1,116
Furniture and fixtures (5 years)	170	41
Construction in progress	34,809	6,506
Mineral properties	23,968	23,138

Property, plant and equipment at cost	104,226	71,101
Less accumulated depreciation	(10,260)	(4,749)

Property, plant and equipment, net	$93,966	$66,352

In accordance with ASC 360, Property Plant and Equipment, long-lived assets such as property, plant, and equipment, mineral properties and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognized a $3.1 million net of depreciation, impairment expense associated with the mill and crusher, including the associated asset retirement cost, which is included in cost of goods sold in the consolidated statement of operations as of the year ended December 31, 2010, as a result of managements’ decision to replace rather than refurbish these assets.

(g)	Mineral Properties and Development Costs

Mineral properties and development costs, which are referred to collectively as mineral properties, include acquisition costs, drilling costs, and the cost of other development work, all of which are capitalized. The Company amortizes mineral properties using the units of production method over estimated proven and probable reserves. Molycorp’s proven and probable reserves are based on extensive drilling, sampling, mine modeling, and mineral recovery from which economic feasibility has been determined. The reserves are estimated based on information available at the time the reserves are calculated. Proven and probable reserves are based on estimates, and no assurance can be given that the indicated levels of recovery of REOs will be realized or that production costs and estimated future development costs will not exceed the net realizable value of the products. Reserve estimates may require revisions based on actual production experience. Market price fluctuations of REOs, as well as increased production costs or reduced recovery rates, could render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves.

(h)	Research and Development

The Company has invested significant resources to improve the efficiency of our REO processing operations and the development of new applications for individual REEs. For the period ending December 31,

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

2010, 2009 and 2008 the Company spent $2.4 million, $1.5 million and $0.4 million respectively. Research and development costs are recognized under the “Selling, general and administrative” line on the income statement.

(i)	Intangible Asset

The Company acquired its trade name in connection with the Mountain Pass facility acquisition. Amortization is provided using the straight-line method based on an estimated useful life of 12 years. Amortization expense for the years ended December 31, 2010 and 2009, the period from June 12, 2008 (Inception) through December 31, 2008, and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010 was $65,000, $65,000, $17,000 and $147,000, respectively. Amortization expense is estimated to be $65,000 annually for the following five years.

(j)	Investment in Joint Venture

In connection with the Mountain Pass facility acquisition, the Company acquired a one third interest in a joint venture with Sumitomo Metals Industries, Ltd. of Japan (“Sumitomo Metals”) called Sumikin Molycorp (“SMO”). The Company sold its interest in the joint venture to Sumitomo Metals on July 9, 2009 for cash consideration of $9.7 million and recognized no gain.

(k)	Accrued Expenses

Accrued expenses as of December 31, 2010 and 2009 consisted of the following: (in thousands):

	December 31,	December 31,
	2010	2009

Waste disposal accrual	$326	$1,500
Accrued bonus	554	1,445
Defined contribution plan	1,199	988
Other accrued expenses	2,146	2,011

Total accrued expenses	$4,225	$5,944

(l)	Asset Retirement Obligation

The Company accounts for reclamation costs, along with other costs related to the closure of the Mountain Pass facility, in accordance with ASC 410-20, Asset Retirement Obligations. This standard requires the Company to recognize asset retirement obligations at estimated fair value in the period in which the obligation is incurred. The Company recognized an asset retirement obligation and corresponding asset retirement cost of $13.3 million in connection with the Mountain Pass facility acquisition. The liability was initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The asset retirement cost was capitalized as part of the carrying amount of the related long-lived assets and is being depreciated over the assets’ remaining useful lives.

In connection with an updated asset retirement obligation analysis prepared as of June 30, 2010, the Company determined that its asset retirement obligation was overstated by approximately $2.5 million as a result of not reducing its prior estimate for costs of soil remediation performed prior to the Company’s acquisition of the Mountain Pass Facility. Because the depreciation of the overstated asset retirement costs and accretion of the asset retirement obligation had an immaterial impact on the Company’s net loss for all periods previously presented and cumulatively since inception, the Company reduced its asset retirement cost asset and asset retirement obligation by approximately $2.5 million effective April 1, 2010. On November 4, 2010,

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

Molycorp’s Board of Directors approved an expanded budget which accelerated the removal of the crusher and milling facility which resulted in a $0.6 million increase in the asset retirement obligation. Depreciation expense associated with the asset retirement cost was $1.1 million, $1.2 million $0.3 million and $2.6 million for the years ended December 31, 2010 and 2009, the period from June 12, 2008 (Inception) through December 31, 2008, and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010, respectively. The following table presents the activity in our asset retirement obligation (in thousands):

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009

Balance at beginning of period	$14,202	$13,583
Obligations settled	(632)	(387)
Accretion expense	912	1,006
Revisions in estimated cash flows	(1,939)	—
Gain on settlement	(72)	—

Balance at end of period	$12,471	$14,202

The Company is required to provide the applicable governmental agencies with financial assurances relating to its closure and reclamation obligations. As of December 31, 2008, the Company had financial assurance requirements of $26.3 million which were satisfied by instruments obtained by Chevron. In March 2009, the Company replaced these instruments with surety bonds secured by letters of credit or cash collateral provided by the individual members. As of December 31, 2010, the Company had financial assurance requirements of $27.4 million which were satisfied with surety bonds placed with the California state and regional agencies.

(m)	Income Taxes

Prior to the Corporate Reorganization, the taxable income and losses of Molycorp, LLC were reported on the income tax returns of its members. Molycorp, Inc. is subject to federal and state income taxes and will file consolidated income tax returns. Molycorp recognizes income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to difference between the financial statement carrying amounts of assets and the liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or recognized. Molycorp records a valuation allowance if, based on available information, it is deemed more likely than not that its deferred income tax asset will not be realized in full. As of December 31, 2010, the Company’s net loss of $41.3 million since the Corporate Reorganization included $28.7 million in stock-based compensation expense, which is the Company’s only significant permanent difference between its losses for financial reporting and income tax purposes. Molycorp has generated net deferred income tax assets of $22.7 million as of December 31, 2010. However, as realization of these tax assets is not assured, we have established a full valuation allowance against these assets. A significant portion of the net operating losses of $18.0 million will expire in the year 2030.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

A summary of the components of the net deferred income tax assets as of December 31, 2010 is as follows:

December 31, 2010
(in thousands)

Deferred income tax assets:
Vacation accrual	$106
Inventory	1,133
Asset retirement obligation	656
Mineral resources	16,516
Net operating losses	6,750
Other	62

$25,223

Deferred income tax liabilities:
Development costs	$(96)
Property, plant and equipment	(2,397)

$(2,493)

Net deferred income tax assets:	$22,730
Valuation allowance	(22,730)

Total net deferred income tax assets:	$—

(n)	Stockholders’ Equity

Stockholders’ interests are represented by 82,291,200 and 44,998,185 shares of the Company’s common stock and Class A common stock at December 31, 2010 and 2009, respectively. Paid-in capital in the consolidated balance sheets, represents amounts paid by stockholders or interests earned under certain stock compensation agreements. For the year ended December 31, 2010, the Company received contributions from its stockholders totaling $15.0 million in exchange for 5,767,670 shares of Class A common stock prior to the completion of the IPO. At the time of the IPO, an aggregate of 50,892,260 shares of Class A common stock were automatically converted into an aggregate of 50,892,260 shares of common stock. The Company also received net proceeds of $378.6 million after underwriter discounts and commissions and offering expenses paid by Molycorp, Inc. in exchange for 29,128,700 shares of common stock. An additional 2,232,740 common shares were issued in exchange for shares of Class B common stock held by certain employees and independent directors pursuant to incentive awards effective November 1, 2009. On November 4, 2010, the Compensation Committee of the Board of Directors of the Company approved the grant of 37,500 shares of restricted stock, with a three-year vesting period, to certain executive officers and a director of the Company. For the year ended December 31, 2010, the Company recognized $28.7 million in stock based compensation expense related to the former Class B common stock and the November 2010 restricted stock awards.

(o)	Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing the Company’s net income (loss) by the weighted average number of common shares outstanding during the year. Diluted (loss) per share reflects the dilutive impact of potential common stock (see note 7) and unvested restricted shares of common stock in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the “treasury stock method”, as applicable, is used for the assumed proceeds upon the exercise of common stock

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

equivalents at the weighted average selling prices of the shares during the year. As of December 31, 2010, there were 781,747 unvested shares of common stock outstanding. As of December 31, 2009, there were vested options outstanding for the purchase of 124,468 shares of Class A common stock. All potential common stock were antidilutive in nature as of December 31, 2010 and 2009, respectively; consequently, the Company does not have any adjustments between earnings per share and diluted earnings per share.

(p)	Comprehensive income (loss)

The Company does not have any items entering into the determination of comprehensive income (loss) other than net income (loss) for the period.

(5)	Employee Benefit Plans

The Company maintains a defined contribution plan for all employees who have completed 90 days of services with the Company. The Company currently makes a non-elective contribution equal to 4% of compensation for each employee who performed at least 1,000 hours of service and is employed on the last day of the year. In addition, the Company currently matches 100% of the first 3% contributed and 50% of the next 2% contributed by each eligible employee as well as an additional contribution of up to 4% which can be made at the Company’s discretion. Employees vest in Company contributions after three years of service. Expenses related to this plan totaled $1.2 million, $1.0 million, $0.2 million and $2.4 million for the years ended December 31, 2010 and 2009, the period from June 12, 2008 (Inception) through December 31, 2008, and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010, respectively. Additionally, accrued expenses at December 31, 2010 and 2009 included $1.2 million and $1.0 million related to this plan, respectively.

On April, 1 2009, the Company established the Management Incentive Plan (“MIP”), which is a nonqualified deferred compensation plan for the purpose of providing deferred compensation benefits for certain members of management. Under the MIP, participants can defer their base salary and other compensation that is supplemental to his or her base salary and is dependent upon achievement of individual or Company performance goals. It is intended that the MIP constitute an unfunded plan for purposes of the Employee Retirement Income Securities Act of 1974, as amended. The amount of compensation or awards deferred are deemed to be invested in a hypothetical investment as of the date of deferral. During the year ended December 31, 2010 and 2009, the Company funded discretionary contributions to the MIP totaling $47,000 and zero, respectively. In addition, total accrued amount including employee deferrals, discretionary contributions and related earnings was approximately $116,000 and $65,000 as of December 31, 2010 and 2009, respectively.

On November 4, 2010, the Compensation Committee established an annual incentive (“bonus plan”) for all employees that is discretionary in nature. The bonus program is performance based and includes both qualitative and quantitative criteria. Half of the value of each executive’s annual bonus is paid in cash and the remaining half is paid in shares of restricted stock which vest on the third anniversary of the date of grant. For the year ended December 31, 2010, the company accrued $0.6 million for cash portion of this bonus program.

(6)	Commitments and Contingencies

(a)	Future Operating Lease Commitments

The Company has certain operating leases for office space and certain equipment. Remaining annual minimum payments under these leases at December 31, 2010 was $0.3 million in 2011, $0.2 million in 2012, $0.2 million in 2013, $0.2 million in 2014, $0.2 million in 2015 and $0.2 million thereafter, totaling $1.3 million.

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

On September 30, 2010, the Company entered into a natural gas transportation lease agreement with Kern River Gas Transmission Company (“Kern River”) under which Molycorp agreed, subject to certain conditions, to make payments totaling $5.2 million per year ($0.43 million per month) for 10 years beginning April 2012 to Kern River in exchange for the designing, permitting, constructing, operating, and maintaining of facilities necessary to provide natural gas to the power generation facility to be constructed at the Mountain Pass facility. Beginning on the date of commencement of the natural gas transportation service and continuing through the agreement termination, the Company will be entitled to receive a Transportation Maximum Daily Quantity (TMDQ) of 24,270 Dth per day.

(b)	Plant Modernization and Expansion Commitments

In connection with the Mountain Pass facility modernization and expansion and future operations, the Company entered into contractual commitments for the purchase of materials and services from various vendors. Future payments due for these commitments are $65.0 million in 2011, $8.6 million in 2012, $5.2 million in 2013, $5.2 million in 2014, $5.2 million in 2015 and $32.2 million thereafter, totaling $121.4 million. Some of the agreements the Company entered into with these vendors contain cancellation clauses stating the amount and timing of termination charges to the Company. In total, these charges range from a minimum of $3.1 million to a maximum of $17.4 million depending on the timing of cancellation.

(c)	Completion Bonus

In connection with the Mountain Pass facility acquisition, the Company assumed a $0.4 million obligation related to a completion bonus payable to union employees who worked on the NFL pilot processing development project. Under the terms of the related labor agreement, eligible employees were entitled to a bonus of 40 hours of pay at the employee’s base rate for every month spent on the project, regardless of the number of hours worked. The Company recognized additional costs associated with this bonus as employees worked on the project. As of December 31, 2009, the accrued completion bonus was $1.4 million. The completion bonus was paid in March 2010.

(d)	Labor Contract

Certain Mountain Pass facility employees are covered by a collective bargaining agreement with the United Steelworkers of America which expires on March 15, 2012. At December 31, 2010, 72 employees, or approximately 50% of the Company’s workforce, were covered by this collective bargaining agreement.

(e)	Reclamation Surety Bonds

At December 31, 2010, Molycorp had placed $27.4 million of surety bonds with California state and regional agencies to secure its Mountain Pass facility closure and reclamation obligations.

(f)	Licenses and Permits

The Company is subject to numerous and detailed federal, state and local environmental laws, regulations and permits including health and safety, environmental, and air quality. The Company is subject to strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with the current permits, and the Company may be subject to additional conditions, requirements and obligations associated with its permits and future operations. Certain conditions could be imposed in order to maintain the required permits including requirements to conduct additional environmental studies and collect and present data to government authorities pertaining to the potential impact of current and future operations upon the environment. Accordingly, the required permits may not be maintained or renewed in a timely fashion if at all, or may be renewed upon conditions that restrict the Company’s ability to conduct its

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

operations economically. Any failure, significant delay or significant change in conditions that is required to maintain or renew permits, could have a material adverse effect on the Company’s business, results of operations and financial condition.

(7)	Stock-Based Compensation

Molycorp accounts for stock-based compensation based upon the fair value of the awards at the time of grant. The expense associated with such awards is recognized over the service period associated with the issuance. There are no performance conditions associated with these awards.

The Company issued an option to its Chief Executive Officer on April 10, 2009 for the purchase of 147,474 shares of Company common stock (giving effect to the Corporate Reorganization and the conversion of Class A common stock into common stock in connection with the IPO). The option vested, and the related expense of $241,000 was recognized, on the date of grant. At December 31, 2009, there were vested options outstanding for the purchase of 126,405 shares of common stock with a stated exercise price of $2.37 per share. On February 1, 2010, the remaining options were exercised. Proceeds from exercise of stock options were $300,000 and $50,000 for 2010 and 2009, respectively.

Effective November 1, 2009, Molycorp LLC issued 5,880,000 incentive shares to certain employees and independent directors of the Company. At the time of issuance, due to Molycorp Minerals, LLC’s option to repurchase vested shares of terminated participants at a price other than fair value, these incentive shares were classified as liabilities and were valued at zero using the intrinsic value method. On April 15, 2010, all holders of incentive shares contributed their incentive shares to Molycorp, Inc. in exchange for 3,012,420 shares of Class B common stock of Molycorp, Inc., 1,004,140 shares of which vested immediately with an additional 1,004,140 shares vesting on September 30, 2010 and the remaining 1,004,140 shares vesting on September 30, 2011. The shares of Class B common stock were non-transferable and the Company had the right to repurchase vested shares upon the termination of employment for any reason.

The shares of Class B common stock automatically converted into shares of common stock, based on a conversion factor, immediately prior to completion of the IPO. On August 3, 2010, Molycorp completed an IPO of common stock at an offering price of $14.00 per share. At that time, the shares of Class B common stock were converted into 2,232,740 shares of common stock, 744,247 of which remained vested with the remaining 1,488,493 vesting over a period of six months following the IPO. Stock-based compensation associated with these shares was approximately $28.7 million for the year ended December 31, 2010. The number and weighted-average grant-date fair value of unvested shares of common stock at the end of the year was 744,247 and $14.00, respectively. At December 31, 2010 there was $2.6 million of unrecognized compensation cost related to these unvested shares of common stocks. This cost is expected to be recognized during the first quarter of 2011.

On November 4, 2010, the Compensation Committee of the Board of Directors of the Company approved the grant of shares of restricted stock, with a three-year vesting period, to certain executive officers and a director of the Company. The $1.4 million fair value of the awards was determined using the stock price on

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

the date of grant and is recognized straight-line over the three year vesting period. The following table sets forth the number of shares of restricted stock granted to these officers and the director.

Number of Shares of
Restricted Stock

Russell D. Ball — Director	7,500
Mark A. Smith — President and CEO	6,000
James S. Allen — CFO and Treasurer	18,000
John F. Ashburn, Jr. — EVP and General Counsel	3,000
John L. Burba — EVP and Chief Technology Officer	3,000

The number and weighted-average grant-date fair value of unvested restricted stock at the end of the year was 37,500 and $36.51, respectively. At December 31, 2010 there was $1.3 million of unrecognized compensation cost related to these unvested shares of restricted stock. This cost is expected to be recognized over a period of approximately three years.

The remaining number of shares authorized for awards of equity share options or other equity instruments was 4,075,185 at December 31, 2010.

(8)	Deposits

The Company currently has $26.2 million in deposits reported as Non-current assets on the Consolidated Balance Sheet as of December 31, 2010. Of this, $18.2 million is due to collateral used to secure surety bonds placed with the California state and regional agencies relating to our Mountain Pass facility closure and reclamation obligations. The remaining $8.0 million is due to a required escrow arrangement for the Company’s facilities agreement with Kern River Gas Transmission Company.

(9)	Concentrations

(a)	Limited Number of Products

The Company’s current operations are primarily limited to the production and sale of REOs from stockpiled concentrates and purchasing and reselling REOs from other producers. The Company does not have and will not have the capability to significantly alter its product mix prior to completing the modernization and expansion of the Mountain Pass facility and the restart of mining operations. Sales for our most significant products for the years ended December 31, 2010 and 2009, in millions, were approximately as follows:

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009

Didymium Oxide	$9.0	—
Ceric Hydrate	$8.7	—
Lanthanum products	$13.6	$6.4
Other	$3.9	$0.7

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

(b)	Limited Number of Customers

There is a limited market for the lanthanum products currently produced by the Company from stockpiled concentrate. Sales to the Company’s largest customers, for the years ended December 31, 2010 and 2009, in millions, were approximately as follows:

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009

Mitsubishi Unimetals USA	$8.5	—
W.R. Grace & Co. — Conn.	$7.4	$1.9
Chuden Rare Earth Co. Ltd.	$5.4	—
Shin-Etsu Chemical Co.	$4.1	—
Corning Inc.	$3.5	$0.3
3M Company	$2.5	$0.4
Albemarle Corporation	—	$3.9

(c)	Single Geographic Location

Currently, the Company’s only mining and production facility is the Mountain Pass facility and the Company’s viability is based on the successful modernization and expansion of its operations. The deterioration or destruction of any part of the Mountain Pass facility, or legal restrictions related to current or anticipated operations at the Mountain Pass facility, may significantly hinder the Company’s ability to reach or maintain full planned production rates within the expected time frame, if at all.

(10)	Related Party Transactions

In February 2009, certain of the Company’s stockholders incurred certain costs in providing letters of credit and/or cash collateral to secure the surety bonds issued for the benefit of certain regulatory agencies related to the Company’s Mountain Pass facility closure and reclamation obligations. The total amount of collateral provided by stockholders was $18.2 million. Under the terms of the agreement with its stockholders, the Company agreed to pay each such stockholder a 5% annual return on the amount of collateral provided, and the stockholders were entitled to receive quarterly payments, delay payments, or receive payments-in-kind. In September 2010, the Company issued its own collateral in the amount of $18.2 million in replacement of the letters of credit and cash collateral provided by the stockholders. The Company paid fees due to stockholders in the amount of $0.8 million in September 2010. During each of the years ended December 31, 2010 and 2009, the Company recognized approximately $0.4 million and $0.8 million, respectively in compensation to the stockholders under this agreement, which is included in selling, general and administrative expenses in the consolidated statement of operations. Accrued expenses in the consolidated balance sheet included payables to stockholders totaling zero and $0.6 million at December 31, 2010 and 2009, respectively, related to those agreements.

In May and July 2009, Molycorp entered into transactions with a stockholder under which it borrowed an aggregate $6.6 million, secured by certain product inventories. Borrowings under this agreement required interest at a variable rate of LIBOR plus one percent. On November 15, 2009, the stockholder converted outstanding advances plus accrued interest totaling $6.8 million into 2,303,033 shares of Molycorp common stock (giving effect to the Corporate Reorganization and the conversion of Class A common stock into common stock in connection with the IPO) in settlement of the obligation.

In June 2010, the Company entered into a transaction with Traxys North America LLC (“Traxys”), the parent of one of our stockholders, TNA Moly Group, LLC, under which it borrowed approximately $5.0 million, secured by certain product inventories. Borrowings under this agreement required an initial

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

interest rate of 6% based on three-month LIBOR plus a margin, which is subject to adjustment every three months. No adjustments have been made to the interest rate since the agreement was signed. At December 31, 2010, interest payable associated with the agreement totaled approximately $9,000. Principal and interest under this agreement are payable from revenue generated from sales of the product inventories. During the third quarter of 2010, both parties agreed that 50% of all didymium oxide sales will be subject to this agreement. The Company made principal and interest payments of $1.1 million and $0.2 million, respectively for the year ended December 31, 2010. As of December 31, 2010, the outstanding note payable to Traxys under this agreement was $3.1 million and $1.3 million in accounts payable related to the sales made, but not remitted to Traxys and affiliates as of December 31, 2010.

During the year ended December 31, 2010, the Company and Traxys and affiliates jointly marketed and sold certain lanthanum oxide, cerium oxide and erbium oxide products. Per the terms of this arrangement, the Company and Traxys split gross margin equally once all costs associated with the sale are recovered by both parties. As a result of this arrangement, we recorded revenue and a related receivable from Traxys and affiliates of $116,000. We also recorded an expense and a related payable to Traxys and affiliates in the amount of $120,000. Revenues and expenses related to these settlements are presented on a net basis in Other Income on the Statement of Operations. In addition, for the year ended December 31, 2010, the Company made purchases of lanthanum oxide and cerium oxide from Traxys and affiliates in the amount of $2.5 million. Related party payable associated with the product purchases was $0.3 million as of December 31, 2010.

(11)	Unaudited Supplementary Data

The following is a summary of the selected quarterly financial information (unaudited):

	2010
	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except share and per share data)

Sales	$3,018	$1,904	$8,533	$21,702
Cost of goods sold	(5,950)	(5,576)	(7,742)	(18,323)
Selling, general and administrative expense	(4,480)	(4,254)	(4,117)	(5,923)
Stock-based compensation	—	(15,133)	(6,527)	(7,079)
Depreciation and amortization expense	(95)	(61)	(83)	(80)
Accretion expense	(263)	(216)	(216)	(217)

Operating loss	(7,770)	(23,336)	(10,152)	(9,920)

Other income (expense):
Other income (expense)	21	45	14	75
Interest income (expense), net of capitalized amount	—	—	(7)	256

Net loss	$(7,749)	$(23,291)	$(10,145)	$(9,589)

Weighted average shares outstanding (Common shares)(1)
Basic	48,155,533	49,666,732	69,550,649	81,509,452
Diluted	48,155,533	49,666,732	69,550,649	81,509,452
Loss per share of common stock(1):
Basic	$(0.16)	$(0.47)	$(0.15)	$(0.12)
Diluted	$(0.16)	$(0.47)	$(0.15)	$(0.12)

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

	2009
	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except share and per share data)

Sales	$1,699	$1,230	$1,960	$2,204
Cost of goods sold	(4,727)	(4,897)	(5,272)	(6,889)
Selling, general and administrative expense	(2,322)	(2,886)	(3,172)	(4,064)
Stock-based compensation	—	(241)	—	—
Depreciation and amortization expense	(21)	(42)	(60)	(68)
Accretion expense	(252)	(251)	(252)	(251)

Operating loss	(5,623)	(7,087)	(6,796)	(9,068)

Other income (expense):
Other income (expense)	22	83	19	57
Interest income (expense), net of capitalized amount	—	16	(126)	(84)

Net loss	$(5,601)	$(6,988)	$(6,903)	$(9,095)

Weighted average shares outstanding (Common shares)(1)
Basic	38,829,225	38,829,225	38,835,179	41,589,904
Diluted	38,829,225	38,829,225	38,835,179	41,589,904
Loss per share of common stock(1):
Basic	$(0.14)	$(0.18)	$(0.18)	$(0.22)
Diluted	$(0.14)	$(0.18)	$(0.18)	$(0.22)

(1)	Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common stock and Class B common stock to common stock in conjunction with the initial public offering.

(12)	Subsequent Events

In January 2011, our Board of Directors approved a second-phase capacity expansion plan in addition to our initial modernization and expansion plan. Upon the completion of this capacity expansion plan, by the end of 2013, we expect to have the ability to produce up to approximately 40,000 mt of REO per year at our Mountain Pass facility, or approximately double the amount we will be able to produce upon completion of our initial expansion and modernization plan. We have estimated, based on consultation with our project manager, that we will incur approximately $250 million in additional capital costs in connection with the second-phase capital expansion plan in addition to the $531 million estimated for the initial modernization and expansion effort.

On February 16, 2011, Molycorp completed a public offering of its Series A mandatory convertible preferred stock. In connection with this offering, Molycorp, Inc. issued 1,800,000 shares of Series A mandatory convertible preferred stock for $100.00 per share. Total net proceeds from the offering were

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

approximately $173.1 million after underwriter discounts and commissions and estimated offering expenses payable by Molycorp, Inc. The following table sets forth our balance sheet as of December 31, 2010:

•	on an actual basis; and

•	on a pro-forma basis to give effect to the proceeds from the Series A mandatory convertible preferred stock offering, resulting in a $173.1 million increase in current assets and a corresponding increase in equity.

	Actual	Pro Forma
	(In thousands)

Total current assets	$353,432	$526,532
Total non-current assets	126,128	126,128

Total assets	479,560	652,660
Total current liabilities	20,712	20,712
Total non-current liabilities	12,335	12,335

Total liabilities	33,047	33,047
Total stockholders’ equity	446,513	619,613

Total liabilities and stockholders’ equity	$479,560	$652,660

(13)	Revision of Financial Statements for December 31, 2010

We have revised our consolidated financial statements as of and for the year ended December 31, 2010, and cumulatively for the period from June 12, 2008 (Inception) through December 31, 2010, for an overstatement of Work in Process (WIP) inventory.

In May 2011, we determined that our WIP inventory of ceric hydrate was overstated by approximately $1.7 million as of December 31, 2010. We have assessed the materiality of this misstatement in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that this error is not material to our previously issued consolidated financial statements. Accordingly, by reference to SAB No. 108, our previously issued consolidated financial statements have been revised as follows:

	Year Ended and as of
	December 31, 2010
	As
	Previously
	Reported	Revision	As Revised
	(In thousands, except per share amounts)

Cost of goods sold	$(35,902)	$(1,689)	$(37,591)
Net loss	(49,085)	(1,689)	(50,774)
Loss per basic/diluted common share	(0.79)	(0.02)	(0.81)
Current inventory	20,511	(1,689)	18,822
Current assets	355,121	(1,689)	353,432
Total assets	481,249	(1,689)	479,560
Total stockholders’ equity	448,202	(1,689)	446,513

MOLYCORP, INC
(A Company in the Development Stage)

Notes to Consolidated Financial Statements — (Continued)

	Total from June 12, 2008
	(Inception) through
	December 31, 2010
	As
	Previously
	Reported	Revision	As Revised
	(In thousands, except per share amounts)

Cost of goods sold	$(70,714)	$(1,689)	$(72,403)
Net loss	(91,746)	(1,689)	(93,435)
Net loss per basic/diluted common share	(1.90)	(0.03)	(1.93)

MOLYCORP, INC.
(A Company in the Development Stage)

Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2011	December 31, 2010
	(In thousands, except share and
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$492,495	$316,430
Trade accounts receivable	17,581	16,421
Inventory (Note 4e)	21,385	18,822
Prepaid expenses and other	2,633	1,759

Total current assets	534,094	353,432

Non-current assets:
Deposits	$27,700	$26,200
Property, plant and equipment, net (Note 4g)	133,752	93,966
Inventory (Note 4e)	3,194	5,212
Intangible asset, net	622	639
Other assets	111	111

Total non-current assets	165,379	126,128

Total assets	$699,473	$479,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$29,988	$13,009
Accrued expenses (Note 4j)	6,408	4,225
Short-term borrowing — related party (Note 8)	2,870	3,085
Current portion of asset retirement obligation (Note 4k)	394	393

Total current liabilities	39,660	20,712

Non-current liabilities:
Asset retirement obligation (Note 4k)	$12,774	$12,078
Other non-current liabilities	148	257

Total non-current liabilities	12,922	12,335

Total liabilities	$52,582	$33,047

Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at March 31, 2011 (Note 4m)	82	82
Preferred stock, $0.001 par value; 5,000,000 shares authorized at March 31, 2011 (Note 4m)	2	—
Additional paid-in capital	742,440	539,866
Deficit accumulated during the development stage	(95,633)	(93,435)

Total stockholders’ equity	646,891	446,513

Total liabilities and stockholders’ equity	$699,473	$479,560

See accompanying notes to the condensed consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Condensed Consolidated Statements of Operations (Unaudited)

			Total from
	Three Months Ended		June 12, 2008
	March 31,		(Inception) Through
	2011	2010	March 31, 2011
	(In thousands, except share and per share amounts)

Sales	$26,261	$3,018	$70,648
Operating costs and expenses:
Cost of goods sold	(16,677)	(5,950)	(89,080)
Selling, general and administrative	(8,339)	(4,480)	(42,386)
Stock-based compensation	(2,899)	—	(32,029)
Depreciation and amortization	(83)	(95)	(612)
Accretion expense	(234)	(263)	(2,402)

Operating loss	(1,971)	(7,770)	(95,861)

Other income (expense):
Other income (expense)	(168)	21	222
Interest income, net of amount capitalized	140	—	205

	(28)	21	427

Loss before income taxes	(1,999)	(7,749)	(95,434)
Provision for income taxes	(199)	—	(199)

Net loss	$(2,198)	$(7,749)	$(95,633)

Weighted average shares outstanding
(Common shares)(1)
Basic	82,253,700	48,155,533	51,296,217

Diluted	82,253,700	48,155,533	51,296,217

Loss per share of common stock:
Basic	$(0.04)	$(0.16)	$(1.86)

Diluted	$(0.04)	$(0.16)	$(1.86)

(1)	Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common stock and Class B common stock to common stock in conjunction with the initial public offering.

See accompanying notes to the condensed consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Condensed Consolidated Statement of Stockholders’ Equity (Unaudited)

						Deficit
			Series A			Accumulated
			Mandatory		Additional	During the	Total
	Common Stock		Convertible Preferred Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
	(In thousands, except share and per share amounts)

Balance at December 31, 2010	82,291,200	$82	—	$—	$539,866	$(93,435)	$446,513

Sale of Series A mandatory convertible preferred stock at $100.00 per share, net of underwriting fees and other offering costs	—	—	2,070,000	2	199,640	—	199,642
Stock-based compensation expense	9,410	—	—	—	2,934	—	2,934
Net loss	—	—	—	—	—	(2,198)	(2,198)

Balance at March 31, 2011	82,300,610	$82	2,070,000	$2	$742,440	$(95,633)	$646,891

See accompanying notes to the condensed consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Condensed Consolidated Statements of Cash Flows (Unaudited)

			Total from
	Period Ended		June 12, 2008
	March 31,		(Inception) through
	2011	2010	March 31, 2011
	(In thousands)

Cash flows from operating activities:
Net loss	$(2,198)	$(7,749)	$(95,633)
Adjustments to reconcile net loss to net cash provided by/ (used in) operating activities:
Depreciation and amortization	2,100	1,004	12,947
Accretion of asset retirement obligation	234	263	2,402
Non-cash inventory write-downs	630	574	22,647
Non-cash share-based compensation expense	2,934	—	32,064
Impairment of fixed assets	—	—	3,114
(Gain) loss on sale of assets and settlement of ARO	—	13	(57)
Changes in operating assets and liabilities:
Accounts receivable	(1,160)	(202)	(18,132)
Inventory	(1,175)	(32)	(25,044)
Prepaid expenses and other	(874)	(733)	(1,897)
Accounts payable	2,803	2,086	6,988
Asset retirement obligation	(165)	—	(1,184)
Accrued expenses	2,074	(2,170)	8,560

Net cash provided by/ (used in) operating activities	5,203	(6,946)	(53,225)

Cash flows from investing activities:
Acquisition of the Mountain Pass facility	—	—	(82,150)
Proceeds from sale of investment in joint venture	—	—	9,700
Deposits	(1,500)	—	(27,700)
Capital expenditures	(26,345)	(2,840)	(67,080)
Other assets	—	—	(111)
Proceeds from sale of assets	—	9	14

Net cash used in investing activities	(27,845)	(2,831)	(167,327)

Cash flows from financing activities:
Capital contributions from original stockholders	—	10,000	125,004
Repayments of short-term borrowings — related party	(935)	—	(2,042)
Net proceeds from sale of common stock in conjunction with the initial public offering	—	—	378,633
Net proceeds from sale of preferred stock	199,642	—	199,642
Payment of deferred financing costs	—	—	(185)
Proceeds from exercise of options	—	300	350
Proceeds from short-term borrowings — related party	—	—	11,645

Net cash provided by financing activities	198,707	10,300	713,047
Net change in cash and cash equivalents	176,065	523	492,495
Cash and cash equivalents at beginning of the period	316,430	6,929	—

Cash and cash equivalents at end of period	$492,495	$7,452	$492,495

Supplemental disclosure of non-cash activities:
Change in accrued capital expenditures	$14,896	$492

See accompanying notes to the condensed consolidated financial statements.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements
March 31, 2011
(Unaudited)

(1)	Company Background

Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interest in entities that held member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for Molycorp, Inc. Class A common stock. Accordingly, Molycorp, LLC and Molycorp Minerals, LLC became subsidiaries of Molycorp, Inc. (the “Corporate Reorganization”). On June 15, 2010, Molycorp LLC was merged with and into Molycorp Minerals, LLC. On July 9, 2010, Molycorp, Inc. completed a 38.23435373-for-one stock split, which has been retroactively reflected in the historical financial data for all periods presented. On August 3, 2010, Molycorp, Inc. completed its initial public offering (“IPO”) of common stock. In connection with its IPO, Molycorp Inc. issued 29,128,700 shares of common stock at $14.00 per share (including 1,003,700 shares issued in connection with the underwriters’ option to purchase additional shares). Total net proceeds of the offering were $378.6 million after underwriting discounts and commissions and offering expenses payable to Molycorp, Inc. Immediately prior to the consummation of the IPO, all of the shares of Class A common stock and Class B common stock were converted into shares of common stock. The conversion ratios for the Class A common stock and the Class B common stock have been retroactively reflected in the historical financial information for all periods presented. Molycorp, Inc., together with its subsidiaries is referred to herein as the “Company” or “Molycorp.”

Molycorp Minerals, previously known as Rare Earth Acquisition LLC (which was formed on June 12, 2008), acquired the Mountain Pass, California rare earth deposit and associated assets (the “Mountain Pass facility”) and assumed certain liabilities from Chevron Mining, Inc. (“Chevron”) on September 30, 2008.

The Mountain Pass facility is located in San Bernardino County, California and is the only significant developed rare earth resource in the western world. Rare earth elements (“REEs”) are a group of specialty elements with unique properties that make them critical to many existing and emerging applications including:

•	Clean-energy technologies such as hybrid and electric vehicles, wind turbines and compact florescent lighting;

•	High-technology applications including cell phones, personal digital assistant devices, digital music players, hard disk drives used in computers, computing devices, “ear bud” speakers and microphones, as well as fiber optics, lasers and optical temperature sensors;

•	Critical defense applications such as guidance and control systems, communications, global positioning systems, radar and sonar; and

•	Advanced water treatment applications including those for industrial, military, homeland security, domestic and foreign aid use.

The REE group includes 17 elements, namely the 15 lanthanide elements, which are lanthanum, cerium, praseodymium, promethium (which does not occur naturally), neodymium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, and lutetium, and two elements that have similar chemical properties to the lanthanide elements — yttrium and scandium. The oxides produced from processing REEs are collectively referred to as rare earth oxides (“REOs”). Bastnasite is a mineral that contains REEs.

Operations at the Mountain Pass facility began in 1952 under Molybdenum Corporation of America (“MCA”). MCA was purchased by Union Oil of California (“Unocal”) in 1977. In 2002, mining operations were suspended at the Mountain Pass facility primarily due to softening prices for REOs and a lack of additional tailings disposal capacity. Chevron Corporation purchased Unocal in 2005.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

Prior to the acquisition, operations at the Mountain Pass facility had been suspended with the exception of a pilot processing project to recover neodymium from lanthanum stockpiles produced prior to Chevron’s ownership of the Mountain Pass facility. The neodymium from lanthanum (“NFL”) pilot processing project was undertaken to improve the facility’s REE processing techniques. Since June 12, 2008 (Inception) through March 31, 2010, revenue was generated primarily from the sale of products associated with the NFL pilot processing project, which concluded in February 2010. In April 2010, the Company commenced the second pilot processing campaign to recover cerium, lanthanum, neodymium, praseodymium and samarium/europium/gadolinium concentrate from bastnasite concentrate stockpiles.

(2)	Basis of Presentation

The Company’s acquisition of the Mountain Pass facility has been accounted for as an acquisition of net assets and not a business combination. As described below, the Company’s current business plan includes investing substantial capital to restart mining operations, construct and refurbish processing facilities and other infrastructure, and to expand into metal and alloy production. Molycorp will continue as a development stage company until these activities have been completed, which is currently expected to be by the end of 2012.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Regulation S-X promulgated under the Securities Exchange Act of 1934. While the December 31, 2010 balance sheet information was derived from the Company’s audited financial statements, for interim periods, GAAP and Regulation S-X do not require all information and notes that are required in the annual financial statements, and all disclosures required by GAAP for annual financial statements have not been included. Therefore, the accompanying unaudited condensed consolidated financial statements should be read in conjunction with Molycorp’s consolidated financial statements and related notes for the year ended December 31, 2010, and the period from June 12, 2008 (Inception) through December 31, 2010, included in this Exhibit for the fiscal year ended December 31, 2010. The accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are normal and recurring in nature, and which, in the opinion of management, are necessary for the fair presentation of Molycorp’s financial position, results of operations and cash flows at March 31, 2011, and for all periods presented. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

We have revised our consolidated financial statements for an overstatement of Work in Process (WIP) inventory. See Note (10) Revision of Financial Statements for March 31, 2011.

(3)	Capital Requirements

Most of the facilities and equipment acquired with the Mountain Pass facility are at least 20 years old and must be modernized or replaced. Under its initial modernization and expansion plan, the Company intends to spend approximately $531 million through 2012 to restart mining operations, construct and refurbish processing facilities and other infrastructure at the Mountain Pass facility and expand into metal and alloy production. Capital expenditures, on an accrual basis, under this plan totaled $31.4 million in 2010 and $39.6 million during the three months ended March 31, 2011. In January 2011, the Company’s Board of Directors approved a second-phase capacity expansion plan. Upon the completion of this capacity expansion plan, by the end of 2013, we expect to have the ability to produce up to approximately 40,000 mt of REO per year at our Mountain Pass facility, or approximately double the amount we will be able to produce upon completion of our initial expansion and modernization plan. We have estimated, based on consultation with our project manager, that we will incur approximately $250 million of capital costs in connection with the

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

second-phase capital expansion plan in addition to the $531 million estimated for the initial modernization and expansion effort.

The Company expects to finance its remaining capital expenditures under the initial modernization and expansion and the second phase expansion plans as well as its working capital requirements, with its available cash balances of $492.5 million as of March 31, 2011, anticipated revenue from operations and traditional debt financing, project financing, and/or government programs, including the U.S. Department of Energy (“DOE”) loan guarantee program. The Company submitted a Part I application on June 2010 for up to $280 million. On July 21, 2010, the DOE deemed the Company’s application eligible for submission of a part II application, which was submitted on December 31, 2010. The DOE is currently conducting a due diligence review and has provided the Company with a preliminary term sheet. On December 10, 2010, we entered into a memorandum of understanding with Sumitomo Corporation (“Sumitomo”), pursuant to which Sumitomo agreed to, among other things, purchase $100 million of the Company’s common stock and arrange for $30 million of debt financing. Sumitomo is currently conducting a due diligence review and the consummation of these transactions with Sumitomo is subject to the satisfaction of numerous conditions and finalization of definitive agreements.

(4)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates under different assumptions and conditions.

Significant estimates made by management in the accompanying financial statements include the collectability of accounts receivable, the recoverability of inventory, the useful lives and recoverability of long-lived assets such as property, plant and equipment, and the adequacy of the Company’s asset retirement obligations.

(b)	Revenue and Cost of Goods Sold

Revenue is recognized when persuasive evidence of an arrangement exists, the risks and rewards of ownership have been transferred to the customer, which is generally when title passes, the selling price is fixed or determinable, and collection is reasonably assured. Title generally passes upon shipment of product from the Mountain Pass facility. Prices are generally set at the time of, or prior to, shipment. Transportation and distribution costs are incurred only on sales for which the Company is responsible for delivering the product.

Cost of goods sold includes the cost of production as well as write-downs to the extent of inventory costs in excess of market values. Primary production costs include labor, supplies, maintenance costs, depreciation, and plant overhead.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At March 31, 2011 cash and cash equivalents included $469 million of funds held in money market accounts.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

(d)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews its allowance for doubtful accounts on a quarterly basis. As of March 31, 2011 and December 31, 2010, an allowance for doubtful accounts was not required.

(e)	Inventories

Inventories consist of work-in-process, finished goods, stockpiles of bastnasite and lanthanum concentrate, and materials and supplies. Inventory cost is determined using the lower of weighted average cost or estimated net realizable value. Inventory expected to be sold in the next 12 months is classified as a current asset in the consolidated balance sheets.

Molycorp evaluates its production levels and costs to determine if any should be deemed abnormal, and therefore excluded from inventory costs. For the three months ended March 31, 2011 and 2010, and cumulatively for the period from June 12, 2008 (Inception) through March 31, 2011, Molycorp determined that $2.6 million, $2.4 million and $16.1 million, respectively, of production costs would have been allocated to additional metric tons produced, assuming Molycorp had been operating at normal production rates. As a result, these costs were excluded from inventory and instead expensed during the applicable periods. The assessment of normal production levels is judgmental and is unique to each quarter. Molycorp models normal production levels and evaluates historical ranges of production in assessing what is deemed to be normal.

Write-downs to estimated net realizable value are charged to cost of goods sold. Many factors influence the market prices for REOs and, in the absence of established prices contained in customer contracts, management uses an independent pricing source to evaluate market prices for REOs at the end of each quarter. For the three months ended March 31, 2011 and 2010, and cumulatively for the period from June 12, 2008 (Inception) through March 31, 2011, the Company recognized write-downs of $0.6 million and $0.6 million, and $21.6 million, respectively, as a result of production costs in excess of certain REO market prices.

The Company evaluates the carrying value of materials and supplies inventories each quarter giving consideration to slow-moving items, obsolescence, excessive levels, and other factors and recognizes related write-downs as necessary.

At March 31, 2011 and December 31, 2010, inventory consisted of the following (in thousands):

	March 31,	December 31,
	2011	2010

Current:
Concentrate stockpiles	$5,252	$4,206
Work in process	5,041	3,582
Finished goods	9,096	9,307
Materials and supplies	1,996	1,727

Total current	$21,385	$18,822

Long-term:
Concentrate stockpiles	$3,126	$5,108
Finished goods	68	104

Total long-term	$3,194	$5,212

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

(f)	Deposits

The Company currently has $27.7 million in deposits reported as Non-current assets on the condensed consolidated Balance Sheet as of March 31, 2011. Of this amount, $18.2 million is due to collateral used to secure surety bonds placed with the California state and regional agencies relating to our Mountain Pass facility closure and reclamation obligations. The remaining deposits consist of $8.0 million under an escrow arrangement for the Company’s facilities agreement with Kern River Gas Transmission Company and $1.5 million related to the Company’s construction insurance program.

(g)	Property, Plant and Equipment, net

Property, plant and equipment associated with the acquisition of the Mountain Pass facility was recorded at estimated fair value as of the acquisition date. Expenditures for new property, plant and equipment and improvements that extend the useful life or functionality of the asset are capitalized. The Company capitalized $41.3 million and $3.4 million in plant modernization costs for the three months ended March 31, 2011 and 2010, respectively. Our anticipated project cost through 2012 to restart the mining operations, construct and refurbish processing facilities and to expand into the production of metals and alloys is $531 million, which includes a $20 million increase over our previous estimate. The increase is due to the increased scope of the project including the acceleration of the construction of the new crushing and milling facility and other design changes to allow a faster conversion to 40,000 metric tons per year than would otherwise be possible.

Mineral properties at March 31, 2011 and December 31, 2010, represent the purchase price allocated to mineral resources associated with the Mountain Pass facility and mineral property development costs.

At March 31, 2011 and December 31, 2010, property, plant and equipment consisted of the following (in thousands):

	March 31,	December 31,
	2011	2010

Land	$800	$800
Land improvements (15 years)	15,748	15,415
Buildings and improvements (4 to 27 years)	7,241	6,892
Plant and equipment (2 to 12 years)	21,338	19,560
Vehicles (7 years)	1,127	1,049
Computer software (5 years)	1,871	1,563
Furniture and fixtures (3 years)	193	170
Construction in progress	73,810	34,809
Mineral properties	23,968	23,968

Property, plant and equipment at cost	146,096	104,226
Less accumulated depreciation	(12,344)	(10,260)

Property, plant and equipment, net	$133,752	$93,966

In accordance with ASC 360, Property Plant and Equipment, long-lived assets such as property, plant, and equipment, mineral properties and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no events or changes in circumstances indicating that the carrying amount of the Company’s long-lived assets as of March 31, 2011 may not be recoverable.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

In connection with an update of the asset retirement obligation as of March 31, 2011, the Company recognized additional asset retirement costs of $0.6 million.

(h)	Mineral Properties and Development Costs

Mineral properties and development costs, which are referred to collectively as mineral properties, include acquisition costs, drilling costs, and the cost of other development work, all of which are capitalized. The Company amortizes mineral properties using the units of production method over estimated proven and probable reserves. Molycorp’s proven and probable reserves are based on extensive drilling, sampling, mine modeling, and mineral recovery from which economic feasibility has been determined. The reserves are estimated based on information available at the time the reserves are calculated. Proven and probable reserves are based on estimates, and no assurance can be given that the indicated levels of recovery of REOs will be realized or that production costs and estimated future development costs will not exceed the net realizable value of the products. Reserve estimates may require revisions based on actual production experience. Market price fluctuations of REOs, as well as increased production costs or reduced recovery rates, could render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves.

(i)	Intangible Asset

The Company acquired its trade name in connection with the Mountain Pass facility acquisition. Amortization is provided using the straight-line method based on an estimated useful life of 12 years. Amortization expense for the three months ended March 31, 2011 and 2010, and cumulatively for the period from June 12, 2008 (Inception) through March 31, 2011 was $16,370, $16,250 and $163,734, respectively. Amortization expense is estimated to be $65,000 annually for the following five years.

(j)	Accrued Expenses

Accrued expenses at March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31,	December 31,
	2011	2010

Defined contribution plan	$1,433	$1,199
Accrued tolling fees	1,580	404
Other accrued expenses	3,395	2,622

Total accrued expenses	$6,408	$4,225

(k)	Asset Retirement Obligation

The Company accounts for reclamation costs, along with other costs related to the closure of the Mountain Pass facility, in accordance with ASC 410-20, Asset Retirement Obligations. This standard requires the Company to recognize asset retirement obligations at estimated fair value in the period in which the obligation is incurred. The Company recognized an asset retirement obligation and corresponding asset retirement cost of $13.3 million in connection with the Mountain Pass facility acquisition. The liability was initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The asset retirement cost was capitalized as part of the carrying amount of the related long-lived assets and is being depreciated over the assets’ remaining useful lives.

During the first quarter of 2011, the Company recognized additional asset retirement obligations of $0.6 million related to additional disturbances that occurred during the first quarter of 2011. Depreciation

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

expense associated with the asset retirement cost was $0.3 million, $0.3 million and $2.9 million for the three months ended March 31, 2011 and 2010, and cumulatively for the period from June 12, 2008 (Inception) through March 31, 2011, respectively. The following table presents the activity in our asset retirement obligation (in thousands):

Three Months
Ended
March 31, 2011

Balance at beginning of period	$12,471
Obligations settled	(165)
Accretion expense	234
Revisions in estimated cash flows	628

Balance at end of period	$13,168

The Company is required to provide the applicable governmental agencies with financial assurances relating to its closure and reclamation obligations. As of March 31, 2011, the Company had financial assurance requirements of $27.4 million which were satisfied with surety bonds placed with the California state and regional agencies.

(l)	Income Taxes

Prior to the Corporate Reorganization, the taxable income and losses of Molycorp, LLC were reported on the income tax returns of its members. Molycorp, Inc. is subject to federal and state income taxes and files consolidated income tax returns. Molycorp recognizes income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to difference between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or recognized. Molycorp records a valuation allowance if, based on available information, it is deemed more likely than not that its deferred income tax asset will not be realized in full. As of March 31, 2011, the Company’s net loss of $42.2 million since the Corporate Reorganization included $31.6 million in stock-based compensation expense, which is a permanent difference between its losses for financial reporting and income tax purposes. Other permanent differences include legal and due diligence fees related to the acquisitions that were completed in April 2011 as well as costs related to the registration of common stock sold by certain stockholders in a secondary offering during the first quarter of 2011. Molycorp has generated net deferred income tax assets of $21.3 million as of March 31, 2011. However, as realization of these tax assets is not assured, we have established a full valuation allowance against these assets. A significant portion of the net operating losses (“NOLs”) of $14 million will expire in the year 2030. Molycorp recorded income tax expenses of $81 thousand, as a result of federal alternative minimum tax, and California state income tax of $118 thousand, as a result of the use of NOLs being temporally disallowed in California.

(m)	Stockholders’ Equity

As of March 31, 2011 and December 31, 2011, the Company had 82,300,610 and 82,291,200 shares of common stock outstanding, respectively.

On February 16, 2011, Molycorp completed a public offering of its 5.50% Series A mandatory convertible preferred stock, $0.001 par value per share. In connection with this offering, the Company issued 1,800,000 shares of Series A mandatory convertible preferred stock for $100.00 per share. In addition, Molycorp granted the underwriters an option to purchase up to 270,000 additional shares of Series A

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

mandatory convertible preferred stock to cover over-allotments. The underwriters exercised their option to purchase the additional shares of Series A mandatory convertible preferred stock on March 16, 2011. Each share of the Series A mandatory convertible preferred stock will automatically convert on March 1, 2014 into between 1.6667 and 2.0000 shares of Molycorp’s common stock, subject to anti-dilution adjustments. At any time prior to March 1, 2014, holders may elect to convert each share of the Series A mandatory convertible preferred stock into shares of common stock at the minimum conversion rate of 1.6667 shares of common stock per share of Series A mandatory convertible preferred stock, subject to anti-dilution adjustments. Dividends on the Series A mandatory convertible preferred stock are payable on a cumulative basis when, as and if declared by the Company’s Board of Directors or an authorized committee of such Board, at an annual rate of 5.50% on the liquidation preference of $100.00 per share. The Company may pay declared dividends in cash, common stock or any combination of cash and common stock, subject to certain limitations, on March 1, June 1, September 1 and December 1 of each year, starting on June 1, 2011 and to, and including, March 1, 2014. The Series A mandatory convertible preferred stock is not redeemable.

Paid-in capital in the consolidated balance sheets represents amounts paid by stockholders or interests earned under certain stock compensation agreements. For the three months ended March 31, 2011, Molycorp received net proceeds from the Series A mandatory convertible preferred stock offering totaling $199.6 million after underwriter discounts and commissions and offering expenses paid by Molycorp, Inc.

(n)	Earnings (loss) per Share

Basic loss per share is computed by dividing the Company’s net loss by the weighted average number of shares of common stock outstanding during the period. For the three months ended March 31, 2011, the cumulative undeclared dividend on the Series A mandatory convertible preferred stock was added to the net loss in the period for the purpose of computing the basic loss per share.

Three Months Ended
March 31, 2011
(In thousands, except share and
per share amounts)

Net loss	$(2,198)
Cumulative undeclared dividends on preferred stock	(1,245)

Loss attributed to common stockholders — basic	(3,443)
Weighted average common shares outstanding	82,253,700

Basic loss per share	$(0.04)

Diluted loss per share reflects the dilutive impact of potential common stock and unvested restricted shares of common stock in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the “treasury stock method” and “if converted method,” as applicable, are used for the assumed proceeds upon the exercise of common stock equivalents at the average selling prices of the shares during the period. All potential common stock as of March 31, 2011 and December 31, 2010 were antidilutive in nature; consequently, the Company does not have any adjustments between earnings per share and diluted earnings per share.

(o)	Comprehensive Income (Loss)

The Company does not have any items entering into the determination of comprehensive income (loss) other than net loss for the three-month ended March 31, 2011 and 2010.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

(5)	Commitments and Contingencies

(a)	Future Operating Lease Commitments

The Company has certain operating leases for office space and certain equipment. Remaining annual minimum payments under these leases at March 31, 2011 were $0.3 million in 2011, $0.2 million in 2012, $0.2 million in 2013, $0.2 million in 2014, $0.2 million in 2015 and $0.2 million thereafter, totaling $1.3 million.

(b)	Labor Contract

Certain Mountain Pass facility employees are covered by a collective bargaining agreement with the United Steelworkers of America which expires on March 15, 2012. At March 31, 2011, 81 employees, or approximately 40% of the Company’s workforce, were covered by this collective bargaining agreement.

(c)	Reclamation Surety Bonds

At March 31, 2011, Molycorp had placed $27.4 million of surety bonds with California state and regional agencies to secure its Mountain Pass facility closure and reclamation obligations.

(d)	Licenses and Permits

The Company is subject to numerous and detailed federal, state and local environmental laws, regulations and permits including health and safety, environmental, and air quality. The Company is subject to strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with the current permits, and the Company may be subject to additional conditions, requirements and obligations associated with its permits and future operations. Certain conditions could be imposed in order to maintain the required permits including requirements to conduct additional environmental studies and collect and present data to government authorities pertaining to the potential impact of current and future operations upon the environment. Accordingly, the required permits may not be maintained or renewed in a timely fashion if at all, or may be renewed upon conditions that restrict the Company’s ability to conduct its operations economically. Any failure, significant delay or significant change in conditions that is required to maintain or renew permits, could have a material adverse effect on the Company’s business, results of operations and financial condition.

(6)	Stock-Based Compensation

Molycorp accounts for stock-based compensation based upon the fair value of the awards at the time of grant. The expense associated with such awards is recognized over the service period associated with the issuance. There are no performance conditions associated with these awards.

Effective November 1, 2009, Molycorp LLC issued 5,880,000 incentive shares to certain employees and independent directors of the Company. At the time of issuance, due to Molycorp Minerals, LLC’s option to repurchase vested shares of terminated participants at a price other than fair value, these incentive shares were classified as liabilities and were valued at zero using the intrinsic value method. On April 15, 2010, all holders of incentive shares contributed their incentive shares to Molycorp, Inc. in exchange for an aggregate of 3,012,420 shares of Class B common stock of Molycorp, Inc., 1,004,140 shares of which vested immediately with an additional 1,004,140 shares vesting on September 30, 2010 and the remaining 1,004,140 shares vesting on September 30, 2011. The shares of Class B common stock were non-transferable and the Company had the right to repurchase vested shares upon the termination of employment for any reason.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

The shares of Class B common stock automatically converted into shares of common stock, based on a conversion factor, immediately prior to completion of the IPO. On August 3, 2010, Molycorp completed an IPO of common stock at an offering price of $14.00 per share. At that time, the shares of Class B common stock were converted into an aggregate of 2,232,740 shares of common stock, 744,247 of which remained vested with the remaining 1,488,493 vesting over a period of six months following the IPO. Stock-based compensation associated with these shares was $2.6 million for the three months ended March 31, 2011 and $28.7 million for the year ended December 31, 2010.

On November 4, 2010, the Compensation Committee of the Board of Directors of the Company approved the grant of 37,500 shares of restricted stock with a three-year cliff vesting period to certain executive officers and a director of the Company. The $1.4 million fair value of the awards was determined using the stock price on the date of grant and is recognized straight-line over the three-year vesting period. The stock-based compensation associated with these awards was $0.1 million for the three months ended March 31, 2011.

On January 13, 2011, the Company granted 9,557 shares of restricted stock and 32,637 restricted stock units with a three-year cliff vesting period to certain employees and executive officers of the Company. The total $1.9 million fair value of the restricted stock and restricted stock units was determined using the Company’s stock price on the date of grant and is recognized straight-line over the three-year vesting period. On the same day, the Company granted 52,819 stock options that vest in equal installments annually over a three-year period to certain employees and executive officers of the Company. The $1.4 million fair value of the stock options was determined using the Black Scholes option valuation model and the Company’s stock price on the date of grant and is recognized straight-line over the three year vesting period. The total stock-based compensation associated with the awards granted on January 13, 2011 was $0.2 million for the three months ended March 31, 2011. Approximately $35,000 of the stock-based compensation associated with these equity awards was allocated to cost of goods sold for the three months ended March 31, 2011.

(7)	Concentrations

(a)	Limited Number of Products

The Company’s current operations are primarily limited to the production and sale of REOs from stockpiled concentrates and purchasing and reselling REOs from other producers. The Company does not have and will not have the capability to significantly alter its product mix prior to completing the modernization and expansion of the Mountain Pass facility and the restart of mining operations. Sales for the Company’s most significant products for the three months ended March 31, 2011 and 2010, in (thousands), were as follows:

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

Lanthanum products	$11,466	$2,751
Ceric Hydrate	$7,868	—
Didymium products	$4,693	$105
Cerium products	$1,185	$14
Other	$1,049	$148

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

(b)	Limited Number of Customers

There is a limited market for the lanthanum products currently produced by the Company from stockpiled concentrate. Sales to the Company’s largest customers, for the three months ended March 31, 2011 and 2010, in (thousands), were as follows:

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

Mitsubishi Unimetals USA	$7,767	—
W.R. Grace & Co. — Conn.	$6,196	$2,308
Hitachi Metals, Ltd.	$5,785	—
Toyota Tsusho Corporation	$2,600	—
Treibacher Industrie AG	$1,184	—

(c)	Single Geographic Location

Currently, the Company’s only mining and production facility is the Mountain Pass facility and the Company’s viability is based on the successful modernization and expansion of its operations. The deterioration or destruction of any part of the Mountain Pass facility, or legal restrictions related to current or anticipated operations at the Mountain Pass facility, may significantly hinder the Company’s ability to reach or maintain full planned production rates within the expected time frame, if at all.

(8)	Related-Party Transactions

In February 2009, certain of the Company’s stockholders incurred certain costs in providing letters of credit and/or cash collateral to secure the surety bonds issued for the benefit of certain regulatory agencies related to the Company’s Mountain Pass facility closure and reclamation obligations. The total amount of collateral provided by stockholders was $18.2 million. Under the terms of the agreement with its stockholders, the Company agreed to pay each such stockholder a 5% annual return on the amount of collateral provided, and the stockholders were entitled to receive quarterly payments, delay payments, or receive payments-in-kind. In September 2010, the Company issued its own collateral in the amount of $18.2 million in replacement of the letters of credit and cash collateral provided by the stockholders. The Company paid fees due to stockholders in the amount of $0.8 million in September 2010.

In June 2010, the Company entered into an inventory financing arrangement with Traxys North America LLC (“Traxys”), the parent of one of its stockholders, TNA Moly Group, LLC, under which it borrowed approximately $5.0 million, secured by certain product inventories. Borrowings under this arrangement required an initial interest rate of 6% based on three-month LIBOR plus a margin, which is subject to adjustment every three months. No adjustments have been made to the interest rate since the agreement was signed. At March 31, 2011 and December 31, 2010 interest payable associated with the arrangement totaled $71,200 and $9,000, respectively. Principal and interest under this arrangement are payable from revenue generated from sales of the product inventories. During the third quarter of 2010, both parties agreed that 50% of all didymium oxide sales will be subject to this arrangement. The Company made principal payments of $0.9 million for the three months ended March 31, 2011. The outstanding amounts payable to Traxys under this arrangement were $2.9 million reported on the Condensed Consolidated Balance Sheet as Short-term borrowing — related party and $0.6 million in Trade accounts payable related to the sales made, but not remitted to Traxys and affiliates as of March 31, 2011.

The Company and Traxys and affiliates jointly market and sell certain lanthanum oxide, cerium oxide and erbium oxide products. Per the terms of this arrangement, the Company and Traxys split gross margin equally

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

once all costs associated with the sale are recovered by both parties. As a result of this arrangement ending March 31, 2011, we have recorded a related party receivable from Traxys and affiliates of $116,000. The Company recorded an expense of $176,000 during the first quarter of 2011 and had an outstanding related payable to Traxys and affiliates in the amount of $297,000 as of March, 31, 2011. Revenues and expenses related to these settlements are presented on a net basis in Other Income on the Statement of Operations. In addition, for the three months ended March 31, 2011, the Company made purchases of lanthanum oxide from Traxys and affiliates in the amount of $4.3 million. The related-party payable associated with product purchases was $0.3 million as of March 31, 2011.

(9)	Subsequent Events

(a)	Acquisitions

On April 1, 2011, Molycorp completed the acquisition of a 90.023% controlling stake in AS Silmet, one of only two rare earth processing facilities in Europe, in a transaction valued at approximately $89 million. Molycorp acquired 80% of the outstanding shares of AS Silmet (now Molycorp Silmet AS) from AS Silmet Grupp in exchange for 1,593,419 shares of Molycorp common stock. AG Silmet Grupp will retain a 9.977% ownership interest in Molycorp Silmet AS. Molycorp acquired the other 10.023% from Treibacher Industrie AG for $9.0 million in cash. The Molycorp Silmet AS acquisition provides Molycorp with a European base of operations and doubles the Company’s current rare earth production capacity from approximately 3,000 mt per year of REO equivalent to approximately 6,000 mt. AS Silmet will begin sourcing rare earth feed stocks for production of its products from Molycorp’s Mountain Pass, California rare earth mine and processing facility. The facility’s main focus will be on the production of rare earth oxides and metals, including didymium metal, a critical component in the manufacture of neodymium-iron-boron permanent rare earth magnets. AS Silmet’s manufacturing operation is located in Sillamäe, Estonia. The company currently sells products to customers in Europe, North and South America, Asia, Russia, and other former Soviet Union countries.

On April 15, 2011, Molycorp completed the acquisition from Santoku Corporation (“Santoku”) of all the issued and outstanding shares of capital stock of Santoku America, Inc., an Arizona-based corporation, in an all-cash transaction for $17.5 million. The acquisition provides Molycorp with access to certain intellectual properties relative to the development, processing and manufacturing of Neodymium and Samarium magnet alloy products. As part of the stock purchase agreement, Santoku will provide consulting services to Molycorp for the purpose of maintaining and enhancing the quality of Molycorp’s products. On the same date, Molycorp entered into a non-exclusive marketing and distribution agreement with Santoku for the sale and distribution of neodymium and samarium magnet alloy products.

The allocation of the purchase price for both acquisitions will be completed later in 2011.

(b)	Declared Dividend

On May 4, 2011, the Company declared a cash dividend of $1.604 per share on the Series A mandatory convertible preferred stock. The dividend will be paid on June 1, 2011 for holders of record at the close of business on May 15, 2011. The Company elected to pay the $3.3 million dividend in cash given its current cash balance and its anticipated revenue and earnings.

(10)	Revision of Financial Statements for March 31, 2011

We have revised our consolidated financial statements as of and for the three months ended March 31, 2011, and cumulatively for the period from June 12, 2008 (Inception) through March 31, 2011, for an overstatement of Work in Process (WIP) inventory.

MOLYCORP, INC.
(A Company in the Development Stage)

Notes to Condensed Consolidated Financial Statements — (Continued)

In May 2011, we determined that our WIP inventory of ceric hydrate was overstated by approximately $3.0 million as of March 31, 2011, $1.3 million of which related to the three months ended March 31, 2011 and $1.7 million related to the fourth quarter of 2010, which was also revised. We have assessed the materiality of this misstatement in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that this error is not material to our previously issued consolidated financial statements. Accordingly, by reference to SAB No. 108, our previously issued consolidated financial statements have been revised as follows:

	Three Months Ended and as of
	March 31, 2011
	As
	Previously
	Reported	Revision	As Revised
	(In thousands, except per share amounts)

Cost of goods sold	$(15,388)	$(1,289)	$(16,677)
Loss before income taxes	(710)	(1,289)	(1,999)
Net loss	(909)	(1,289)	(2,198)
Loss per basic/diluted common share	(0.03)	(0.01)	(0.04)
Current inventory	24,363	(2,978)	21,385
Current assets	537,072	(2,978)	534,094
Total assets	702,451	(2,978)	699,473
Total stockholders’ equity	649,869	(2,978)	646,891

	Total from June 12, 2008
	(Inception) through
	March 31, 2011
	As
	Previously
	Reported	Revision	As Revised
	(In thousands, except per share amounts)

Cost of goods sold	$(86,102)	$(2,978)	$(89,080)
Loss before income taxes	(92,456)	(2,978)	(95,434)
Net loss	(92,655)	(2,978)	(95,633)
Loss per basic/diluted common share	(1.81)	(0.05)	(1.86)